Exhibit 10.70

UP TO CZK 3,000,000,000 FACILITY AGREEMENT

Dated 21 December 2009

for

CET 21 SPOL. S R.O.
as Borrower

arranged by

ERSTE GROUP BANK AG
as Mandated Lead Arranger

with

ČESKÁ SPOŘITELNA, A.S.
as Facility Agent and Security Agent

and

THE COMPANIES
listed in Part I of Schedule 1 as Original Guarantors

WHITE & CASE
advokátní kancelář
Na Příkopě 8
110 00 Prague 1

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND INTERPRETATION	3
2.	THE FACILITY	49
3.	PURPOSE	50
4.	CONDITIONS OF UTILISATION	50
5.	UTILISATION LOAN	51
6.	REPAYMENT	52
7.	EXTENSION OF INITIAL TERMINATION DATE	54
8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	56
9.	MANDATORY PREPAYMENT	58
10.	RESTRICTIONS	58
11.	INTEREST	59
12.	INTEREST PERIODS	60
13.	CHANGES TO THE CALCULATION OF INTEREST	61
14.	FEES	63
15.	TAX GROSS UP AND INDEMNITIES	64
16.	INCREASED COSTS	68
17.	OTHER INDEMNITIES	69
18.	MITIGATION BY THE LENDERS	71
19.	COSTS AND EXPENSES	71
20.	GUARANTEE AND INDEMNITY	72
21.	REPRESENTATIONS	76
22.	INFORMATION UNDERTAKINGS	84
23.	FINANCIAL COVENANTS	89
24.	GENERAL UNDERTAKINGS	95
25.	EVENTS OF DEFAULT	105
26.	CHANGES TO THE LENDERS	110
27.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS	115
28.	CHANGES TO THE OBLIGORS	116
29.	ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER AND OTHERS	116
30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	127
31.	SHARING AMONG THE FINANCE PARTIES	127
32.	PAYMENT MECHANICS	129
33.	SET-OFF	133
34.	NOTICES	133
35.	CALCULATIONS AND CERTIFICATES	136
36.	PARTIAL INVALIDITY	136
37.	REMEDIES AND WAIVERS	137

38.	AMENDMENTS AND WAIVERS	137
39.	CONFIDENTIALITY	141
40.	COUNTERPARTS	145
41.	GOVERNING LAW	145
42.	ENFORCEMENT	146

THIS AGREEMENT is dated 21 December 2009 and made between:

(1)	CET 21 SPOL. S R.O. (the “Borrower”);

(2)	THE COMPANIES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	ERSTE GROUP BANK AG as mandated lead arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	ČESKÁ SPOŘITELNA, A.S. as agent for the Finance Parties (the “Facility Agent”); and

(6)	ČESKÁ SPOŘITELNA, A.S. as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally-recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Principles” means (as applicable) generally accepted accounting principles:

(a)	in the Czech Republic, in the case of the Borrower;

(b)	in the Slovak Republic, in the case of each Slovak Obligor;

(c)	in the Netherlands, in the case of each Dutch Obligor; or

(d)	in the United States of America, in the case of the Parent,

including IFRS.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Lender” means any bank or financial institution which becomes an Additional Lender by executing and delivering to the Facility Agent a duly completed Accession Deed in accordance with 26 (Changes to the Lenders).

“Additional Obligor” means an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with CZK in the Prague foreign exchange market at or about 11:00 a.m. CET on a particular day.

“Alternative Market Disruption Event” has the meaning given to that term in Clause 13.2 (Market disruption).

“Alternative Reference Bank Rate” has the meaning given to that term in Clause 13.3 (Alternative Reference Bank Rate).

“Alternative Reference Banks” means the principal Prague offices of Československá obchodní banka, a.s., Raiffeisenbank a.s. and HSBC Bank plc - pobočka Praha or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in writing by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling two (2) Months after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan, the amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Borrower Change of Control” means the occurrence of any of the following events:

(a)	any person or group of persons acting in concert, in each case other than one or more Permitted Borrower Holders, gains direct or indirect control of the Borrower;

(b)
the sale, lease, licence, transfer, conveyance, loan or other disposal (other than by way of amalgamation, merger or consolidation) by the Borrower (whether by a voluntary or involuntary single transaction or series of transactions), of all or substantially all of the assets of the Borrower; or

(c)	the Borrower ceases to control (directly or indirectly) CME Slovak Holdings B.V. or Markiza;

For the purposes of this definition:

(a)	“control” of the Borrower, Markiza or CME Slovak Holdings B.V., as applicable, means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 66⅔ per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower, Markiza or CME Slovak Holdings B.V., as applicable;

(B)	appoint or remove all, or the majority, of the statutory executives (jednatelé) of the Borrower or Markiza or directors of CME Slovak Holdings B.V., as applicable; and

(C)
give directions with respect to the operating and financial policies of the Borrower, Markiza or CME Slovak Holdings B.V., as applicable, with which the statutory executives (jednatelé) of the Borrower or Markiza or directors of CME Slovak Holdings B.V., as applicable, are obliged to comply; and

(ii)
the holding beneficially of ownership interest (or other form of participation) representing more than 66⅔ per cent. of the registered voting capital of the Borrower, Markiza or CME Slovak Holdings B.V., as applicable; and

(b)
“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of the ownership interest (or other form of participation) in the Borrower or CME Slovak Holdings B.V., as applicable, by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower or CME Slovak Holdings B.V., as applicable.

“Borrower’s Business Plan” means the PDF printout of MS Excel file named “CET 21 financial model - 2009-09-11” containing financial model and projections as per management base case relating to the Borrower on the consolidated basis (including, for the avoidance of doubt, Markiza), prepared by the Borrower, addressed to the Arranger, and/or capable of being relied upon, by the Reliance Parties and delivered by the Borrower to the Facility Agent under Clause 4.1 (Initial conditions precedent).

“Borrowings” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Prague interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Broadcasting Licences” means:

(a)	License no. T/41, dated August 7, 1995 (Markiza analogue, satellite, cable and digital pilot); and

(b)	License no. 001/1993, file no. R/060/93, dated February 9, 1993 (NOVA terrestrial).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Prague and (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

“Capital Expenditure” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Cash” means, at any time, cash in hand or at a bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by the Obligors in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit or time deposits maturing within one year after the relevant date of calculation and overnight deposits in each case issued by or with an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case to which a member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cashflow” has the meaning given to that term in Clause 23.1 (Financial definitions).

“CET Loan Agreement” means the loan agreement made between CME Media Enterprises B.V. and the Borrower (formerly PGT Corporation s.r.o) on 2 May 2005 (as amended) and as assigned and transferred by CME Media Enterprises B.V. to CME Romania B.V. under a novation agreement made between CME Media Enterprises B.V.,  CME Romania B.V. and the Borrower on 17 December 2009.

“Change of Control” means the occurrence of any of the following events:

(a)	a Borrower Change of Control; or

(b)	a Parent Change of Control.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“CME Change of Control” means the occurrence of any of the following events:

(a)
any “person” or “group” of related persons, other than one or more Permitted Borrower Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent and the Permitted Borrower Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Parent than such person or group;

(b)
the sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and the Restricted Subsidiaries taken as a whole to any “person” other than the Permitted Borrower Holder;

(c)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(d)	the adoption by the shareholders of the Parent of a plan relating to the liquidation or dissolution of the Parent.

For purposes of this definition:

(a)	“person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the U.S. Exchange Act;

(b)
“beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time;

(c)
a person will be deemed to beneficially own any Voting Stock of an entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Borrower Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity;

(d)
a “Continuing Director” means any member of the Board of Directors who was a member of such Board of Directors on 17 September 2009 or was nominated for election or was elected to such Board of Directors with the approval of the majority of Continuing Directors who were members of such Board of Directors at the time of such nomination or election;

(e)	“Board of Directors” means the board of directors of the Parent or any committee thereof duly authorized to act on behalf of such board;

(f)
“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of members of the board of directors or a management board, directors or persons acting in a similar capacity on similar corporate bodies;

(g)
“Capital Stock” of a person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such corporation (including any preferred stock but excluding any debt securities convertible into such equity of such corporation;

(h)	“Unrestricted Subsidiary” means at any time:

(i)
any of International Media Services Ltd., CME Ukraine Holding GmbH, Innova Film GmbH, CME Cyprus Holding Ltd., Grizard Investments Limited, Grintwood Investments Limited, TV Media Planet Ltd., 1 + 1 Production, Studio 1+1 LLC, Ukrainian Media Services LLC, Ukrpromtorg-2003 LLC, Gravis-Kino LLC, TV Stimul LLC, TOR LLC, ZHYSA LLC, Top Tone Media S.A., Zopal S.A., PRO BG MEDIA EOOD, LG Consult EOOD, Top Tone Media Bulgaria EOOD, Ring TV EAD and CME Development Financing B.V.;

(ii)	any Subsidiary of any of the persons listed in (i) above; and

(iii)
any Subsidiary of the Parent which is designated by the Board of Directors an “Unrestricted Subsidiary”, provided that such designation by the Board of Directors be evidenced by the Borrower (or Parent) by filing (within 5 days from the filing of such documents to the Trustee) with the Facility Agent:

(x)
either a copy of the resolution of the Board of Directors or a true and correct extract of the resolution of the Board of Directors being filed with the Trustee and giving effect to such designation; and

(y)
a copy of the certificate signed by the Parent’s two authorized officers being filed with the Trustee and certifying that such designation complies with the conditions set out in (A) through (F) below;

provided in each case that:

(A)	such person is at such time a Subsidiary of the Parent;

(B)
neither such person nor any of its Subsidiaries owns at such time any Capital Stock or Indebtedness of or have any investment in, or own or hold any Security on any property of, any other Subsidiary of the Parent which is not a Subsidiary of such person or otherwise an Unrestricted Subsidiary;

(C)	all the Indebtedness of such person and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(D)
such person, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent and its Subsidiaries;

(E)	such person is a person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(x)	to subscribe for additional Capital Stock of such person; or

(y)	to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results; and

(F)
in relation to any person referred to under paragraph (iii), on the date such person is designated an Unrestricted Subsidiary by the Board of Directors, such person is not a party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary with terms substantially less favorable to the Parent than those that might have been obtained from persons who are not Affiliates of the Parent;

but excluding any such Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary by the Board of Directors, provided that such redesignation by the Board of Directors be evidenced by the Borrower (or Parent) by filing (on the date being the later of: a) 5 days from the filing (if any) of the below mentioned documents to the Trustee, or b) 5 days from the adoption of the below mentioned resolution by Board of Directors) with the Facility Agent:

(x)	either a copy of the resolution of the Board of Directors or a true and correct extract of the resolution of the Board of Diretors giving effect to such redesignation; and

(y)	a copy of the certificate signed by the Parent’s two authorized officers certifying that:

(i)	no default or event of default shall have occurred under the Parent 2009 Indenture and be continuing or would occur as a consequence of such redesignation;

(ii)	the Parent could incur at least €1.00 of additional Indebtedness under Section 4.3(a) of the Parent 2009 Indenture on a pro forma basis taking into account such redesignation;

(i)	“Restricted Subsidiary” means at any time any Subsidiary of the Parent other than an Unrestricted Subsidiary; and

(j)	“Non-Recourse Debt” means Indebtedness:

(i)	as to which neither the Parent nor any Restricted Subsidiary:

(A)	provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or

(B)	is directly or indirectly liable (as a guarantor or otherwise); and

(ii)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

(k)	“Indebtedness” means, with respect to any person on any date of determination (without duplication):

(i)	the principal of and premium (if any) in respect of indebtedness of such person for borrowed money;

(ii)	the principal of and premium (if any) in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(iii)
the principal component of all obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence of relevant Indebtedness);

(iv)
the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(v)	Capitalized Lease Obligations and all Attributable Indebtedness of such person;

(vi)
the principal component or liquidation preference of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends);

(vii)
the principal component of all Indebtedness of other persons secured by a Security on any asset of such person, whether or not such Indebtedness is assumed by such person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other persons;

(viii)	the principal component of Indebtedness of other persons to the extent Guaranteed by such person; and

(ix)
to the extent not otherwise included in this definition, net obligations of such Person under Treasury Transactions (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such person if:

(i)	such Indebtedness is the obligation of a partnership or Joint Venture that is not a Restricted Subsidiary;

(ii)	such person or a Restricted Subsidiary of such person is a general partner of the Joint Venture (a “General Partner”); and

(iii)
there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such person or a Restricted Subsidiary of such person; and then such Indebtedness shall be included in an amount not to exceed:

(A)
the lesser of (x) the net assets of the General Partner and (y) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such person or a Restricted Subsidiary of such person; or

(B)
if less than the amount determined pursuant to clause (A) immediately above, the actual amount of such Indebtedness that is recourse to such person or a Restricted Subsidiary of such person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Parent or its Restricted Subsidiaries.

(l)
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

(m)
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with the Accounting Principles, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with the Accounting Principles, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

(n)
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Parent or a Restricted Subsidiary transfers such property to a person and the Parent or a Restricted Subsidiary leases it from such person.

(o)
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Parent Fixed Rate Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

(p)
“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

(i)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii)
entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

(q)
“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(i)
interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(ii)	amortization of debt discount and debt issuance cost;

(iii)	non-cash interest expense;

(iv)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(v)	interest actually paid by the Issuer or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other person;

(vi)	net costs associated with the obligations of such person in respect of any Treasury Transactions (including amortization of fees);

(vii)	the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period;

(viii)
all dividends paid or payable in cash, cash equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on preferred Stock of its Restricted Subsidiaries payable to a party other than the Parent or a Restricted Subsidiary; and

(ix)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Parent or any Restricted Subsidiary.

Notwithstanding the foregoing, any capitalized or other costs incurred by the Parent and its Restricted Subsidiaries relating to the early extinguishment of Indebtedness shall not be included in the calculation of Consolidated Interest Expense.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Parent and its Subsidiaries with respect to interest rate Treasury Transactions.

(r)
“Disqualified Stock” means, with respect to any person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(i)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(ii)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary); or

(iii)	is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part,

in each case, on or prior to the date that is 91 days after the date (a) on which the Parent Fixed Rate Notes mature or (b) on which there are no Parent Fixed Rate Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

(s)	“Trustee” means The Bank of New York Mellon, acting through its London Branch, or such other person for the time being appointed as the “Trustee” under the Parent 2009 Indenture.

“CME Media Enterprises” means CME Media Enterprises B.V., a company organized under the laws of the Netherlands and having its registered office at Dam 5B 1012 JS, Amsterdam, the Netherlands.

“CME Rating Decline” shall be deemed to occur if on the 60th day following the occurrence of a CME Change of Control the rating of any of the Parent Notes by either Rating Agency shall have been either (i) withdrawn or (ii) downgraded, by one or more degradations, from the ratings in effect on the Rating Date.

For the purposes of this definition:

(a)
“Rating Agency” means  Moody’s or S&P and if Moody’s or S&P shall not make a rating of the Parent Notes publicly available, an internationally recognized securities rating agency or agencies, as the case may be, which shall be substituted for Moody’s or S&P or each of them as the case may be; and

(b)
“Rating Date” means the date which is the day prior to the initial public announcement by the Parent or the proposed acquirer that (i) the acquirer has entered into one or more binding agreements with the Parent and/or shareholders of the Parent that would give rise to a CME Change of Control or (ii) the proposed acquirer has commenced an offer to acquire outstanding Voting Stock of the Parent.

“Commitment” means:

(a)
in relation to an Original Lender, the amount in CZK set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to an Additional Lender, the amount in CZK indicated as its Commitment in the relevant Accession Deed; and

(c)	in relation to any other Lender, the amount in CZK of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Parent Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Parent Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Parent Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Parent Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Parent Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

“Consolidation Date” means the last date of the Availability Period.

“CZK”, “Czech Crown” or “Czech crowns” means the lawful currency of the Czech Republic.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disclosed Litigation” means (a) the claims by the Open Joint Stock Company Video International Company Group, the Russian Federation, against CME Media Enterprises B.V. for the sum of $58.5 million, the details of which are set out in a Form 10-Q published by the Parent for the quarter ended 30 June 2009, as updated from time to time; and (b) a claim by Milan Strop against the Borrower for the sum of CZK 1,000,000,000 at the City Court in Prague (File no. 34C163/2005) (which has been dismissed but an appeal has been made).

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Guarantor” means a Guarantor incorporated under Dutch law.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Excluded Property” means (i) the land plots No. St. 858 (with the area of 216 m2), 874/35 (with the area of 1229 m2), 874/36 (with the area of 50 m2), 874/37 (with the area of 893 m2), and 874/38 (with the area of 100 m2), and (ii) the building at the address Želivec, č.p. 380, erected on the land plot No. St. 858, in each located in the cadastral area (katastrální území) Sulice, city of Sulice, district Prague – East, and registered in the Czech Land Register (Katastr nemovitostí) in the ownership portfolio (list vlastnictví) 1287.

“Extended Termination Date” means 30 April 2013.

“Extending Lenders” has the meaning assigned to it in Clause 7.3 (Notice to Lenders).

“Extension Fee” means 0.35% (or such higher percentage as may be agreed in writing between the Borrower and the Majority Lenders prior to the date of any Extension Request) of the participations of the Extending Lenders in the Loans as at the Extension Option Date.

“Extension Option” means the option of the Borrower to request pursuant to Clause 7 (Extension of Initial Termination Date) an extension of the Termination Date.

“Extension Option Date” means 30 March 2012.

“Extension Request” means a request of the Borrower in form and substance satisfactory to the Facility Agent delivered to the Facility Agent pursuant to Clause 7.1 (Extension Request).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Factoring Facility Agreement” means the framework factoring agreement (rámcová faktoringová smlouva) No. 100161 between Factoring České spořitelny a.s. and the Borrower dated 24 March 2003, as amended or refinanced from time to time, pursuant to which individual agreements on assignment of receivables are entered into between Factoring České spořitelny a.s. as assignee and the Borrower as assignor.

“Fee Letter” means:

(a)	the letter dated 3 July 2009 and made among the Arranger, the Borrower, the Facility Agent and the Security Agent setting out the fees referred to in Clause 14 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party under any other Finance Document.

“Finance Document” means this Agreement, the Mandate Letter, any Accession Deed, any Compliance Certificate, any Fee Letter, the Hedging Letter, any Hedging Agreement, any Transaction Security Document, any Utilisation Request, any Extension Request and any other document designated as a “Finance Document” by the Facility Agent and the Borrower provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Finance Document”;

(d)	paragraph (a)(iv) of Clause 1.2 (Construction); and

(e)	Clause 25 (Events of Default) (other than Clause 25.18 (Acceleration)).

“Finance Lease” has the meaning given to it in Clause 23.1 (Financial definitions).

“Finance Party” means the Facility Agent, the Arranger, the Security Agent, a Lender or a Hedge Counterparty provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	paragraph (a)(i) of Clause 1.2 (Construction);

(b)	paragraph (c) of the definition of Material Adverse Effect; and

(c)	Clause 30 (Conduct of business by the Finance Parties).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Group” means the Borrower and all its Subsidiaries (other than PMT s r.o., GAMATEX, spol. s r.o. v likvidácii (in liquidation) and A.D.A.M., a.s. v likvidácii (in liquidation)).

“Group Structure Chart” means the group structure chart set out in Schedule 11 (Group Structure Chart).

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hedge Counterparty” means any person which is or has become a Party as a Hedge Counterparty in accordance with Clause 26.9 (Accession of Hedge Counterparties).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to the Facility which, at the time that that master agreement, confirmation, schedule or other agreement (as the case may be) is entered into, the Hedging Letter requires to be hedged.

“Hedging Letter” means the letter dated on or before the date of this Agreement and made between the Facility Agent and the Borrower describing the hedging arrangements to be entered into in respect of the interest rate liabilities of the Borrower under the Facility.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a written notice delivered by an Original Lender to the Facility Agent confirming that such Original Lender has agreed to increase its Commitment under this Agreement to the amount in CZK set forth in such written confirmation.

“Increase Date” means in relation to any Original Lender, the date (if any) prior to the date falling 3 Business Days prior to the last day of the Availability Period, on which such Original Lender delivers to the Facility Agent the relevant Increase Confirmation.

“Information Package” means the Lender’s Presentation, the Valuation Report, the Parent Group Business Plan and the Borrower’s Business Plan.

“Initial Termination Date” means 30 April 2012.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)
causes or is subject to any event with respect to it which, under the applicable laws of the respective jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of a member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Inter-Group Loan” means:

(a)	the loan under the CET Loan Agreement;

(b)	the loan under the Markiza Loan Agreement;

(c)	any Financial Indebtedness owed by a member of the Group to a member of the Parent Group; and

(d)	any Financial Indebtedness owed by a member of the Parent Group to a member of the Group.

“Intra-Group Loan” means any Financial Indebtedness owed by a member of the Group to a member of the Group.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Key Obligor” means the Borrower or Markiza.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors).

“Legal Reservations” means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender;

(b)
any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 7 (Extension of Initial Termination Date) or Clause 26 (Changes to the Lenders); and

(c)	any Additional Lender,

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and is not an Unfunded Lender.

“Lenders’ Presentation” means the Adobe Reader electronic file named “CME - Lenders Presentation final” and dated 21 September 2009, being approved by the Parent and containing the Parent Group’s presentation to the prospective Lenders concerning the Parent Group and the Original Obligors which, at the request of the Borrower and on its behalf, was jointly prepared by the Parent and the Borrower, and was initially distributed on 16 September 2009 by the Arranger to the prospective Lenders and then presented by the Borrower and the Parent to the prospective Lenders during banks’ meeting in Prague on 21 September 2009 in connection with the syndication of the Facility.

“Liability” means any present on future obligation of liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether as principal a surety or in any other capacity and including any amount which would constitute such a liability but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 70 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 70 per cent. of the Total Commitments immediately prior to that reduction).

“Mandate Letter” means the letter dated July 3, 2009 between the Arranger, the Facility Agent, the Security Agent and the Borrower.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means in relation to any Loan and any Unpaid Sum, 4.90 (four point ninety) per cent. per annum.

“Markiza” means MARKÍZA - SLOVAKIA, spol. s r.o., a limited liability company incorporated under the laws of the Slovak Republic, with its seat at Bratislavská 1/a

Bratislava - Záhorská Bystrica 843 56, the Slovak Republic, Business Id. No. 31 444 873, registered in the commercial register maintained by the District Court of Bratislava, Section sro, Insert No.: 12330/B.

“Markiza Loan Agreement” means the loan agreement made between CME Romania B.V. and Markiza on 24 November 2008.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Borrower, the Group and/or the Parent Group taken as a whole;

(b)	the ability of an Obligor or the Obligors taken as a whole to perform their obligations under the Finance Documents;

(c)	the validity or enforceability (subject to the Legal Reservations) of any Finance Document or of any of the rights or remedies of any Finance Party under any of the Finance Documents; or

(d)	the effectiveness or ranking (subject to the Legal Reservations) of any Transaction Security granted or purporting to be granted pursuant to any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.  “Monthly” shall be construed accordingly.

“Non-Consenting Lender” has the meaning given to that term in Clause 38.3 (Replacement of Lender).

“Obligor” means the Borrower or a Guarantor.

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Original Dutch Filings” means local statutory filings required to be delivered under Dutch law by the Dutch Guarantors for the Financial Year ended 31 December, 2008.

“Original Financial Statements” means:

(a)	in relation to the Parent and each Key Obligor, audited consolidated or unconsolidated (whichever is available) financial statements for its Financial Year ended 31 December, 2008; and

(b)	in relation to an Additional Guarantor, its audited (if available) financial statements delivered to the Facility Agent as required by Clause 28 (Changes to the Obligors).

“Original Obligor” means the Borrower or an Original Guarantor.

“Parent” means Central European Media Enterprises Ltd., a limited company incorporated under the laws of Bermuda, Reg. No. 19574 with its registered seat at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda.

“Parent 2009 Indenture” means the indenture in respect of the Parent Fixed Rate Notes dated as of 17 September, 2009.

“Parent Change of Control” means the occurrence of the following events:

(a)	a CME Change of Control; and

(b)	a CME Rating Decline.

“Parent Fixed Rate Notes” means the EUR 440,000,000 fixed rate notes due 2016 issued by the Parent.

“Parent Group” means the Parent and all its Subsidiaries consolidated from time to time into the accounts of the Parent under the Accounting Principles applicable to the Parent.

“Parent Group Business Plan” means the PDF printout of the MS Excel file named “CME – 5 Year Fin Plan Data (BS, P&L)” relating to the Parent and the Parent Group on the consolidated basis (including, without limitation, the Borrower and Markiza) prepared by the Parent, addressed to the Arranger and capable of being relied upon by the Reliance Parties, and delivered by the Borrower to the Facility Agent under Clause 4.1 (Initial conditions precedent).

“Parent Note Documents” means the Parent Notes and the Parent Note Instruments and any other documents entered into pursuant to any of them.

“Parent Note Instrument” means the instrument pursuant to which the Parent Notes are, or are to be, constituted.

“Parent Notes” means:

(a)	the Parent Fixed Rate Notes;

(b)	the 3.50% senior convertible notes due 2013 issued by the Parent; and

(c)	the senior floating rate notes due 2014 issued by the Parent.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means:

(a)
an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal pursuant to paragraph (b) or (c) of the definition thereof;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	the acquisition of Cash or Cash Equivalent Investments;

(d)
the incorporation or formation of a wholly-owned limited liability entity or the acquisition of (i) 100 per cent. of the voting issued share capital and economic interests represented by the issued share capital, or (ii) in relation to the limited liability companies incorporated in the Czech Republic or the Slovak Republic, ownership interest representing 100 per cent. of the registered capital,  in each case, on a fully diluted basis, in a limited liability entity with no prior trading history and no material liabilities, where the aggregate amount applied in subscribing for or otherwise acquiring shares or ownership interest in such entities does not exceed CZK 100,000,000 (or its equivalent in other currencies) in any Financial Year;

(e)
any acquisition for cash of (x) the entire business of any person, (y) assets of any person the market value of which represents at least 66⅔ per cent. of the market value of all assets of such person, or (z) at least 66⅔ per cent. plus one share or more of the voting issued share capital and economic interests represented by the issued share capital (in each case, on a fully diluted basis) in a limited liability company where:

(i)
the consideration and any Financial Indebtedness discharged by the purchaser in connection with such acquisition or series of related acquisitions or remaining in, and any assumed actual or contingent liability of, the acquired company (or business) or any of its Subsidiaries at the date of acquisition (the “Total Purchase Price”) does not exceed CZK 300,000,000 (or its equivalent in other currencies) in any Financial Year; and

(ii)	no actual or potential Event of Default has occurred and is continuing at the time of, or will result from, the acquisition;

(f)	any acquisition constituting a Permitted Joint Venture; or

(g)	any other acquisition to which the Majority Lenders have given their consent in writing under this Agreement,

provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Permitted Acquisition made by any member of the Group under paragraphs (d), (e) and (f) above (accompanied by a reasonably detailed description of such Permitted Acquisition, of the assets acquired through such Permitted Acquisition and the consideration paid by the members of the Group in connection with such Permitted Acquisition) where the net consideration paid for, any asset (or group of assets) acquired (whether in a single transaction or in a single series of transactions) through such Permitted Acquisition exceeds CZK 100,000,000.

“Permitted Borrower Holders” means:

(a)	the Permitted Parent Holders;

(b)	any Obligor;

(c)	each Subsidiary of the Parent or of a Permitted Parent Holder; and

(d)	any Affiliates of any of the persons referred to in paragraphs (a) to (c) above.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal of assets which, except in the case of paragraphs (b) and (c) of this definition, is on arm’s length terms:

(a)
of stock in trade (including licences for content, formats and other similar or related rights) or cash made by any member of the Group in the ordinary course of business of the disposing entity as conducted on the date of this Agreement;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must be or become an Obligor;

(ii)	the Disposing Company is a Guarantor, the Acquiring Company (other than the Borrower) must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company,

except in each case where market value of any such asset disposed of  does not exceed CZK 20,000,000 (or its equivalent in other currencies);

(c)
of any assets from an Obligor to a member of the Group who is not an Obligor provided that the aggregate amount transferred from an Obligor to a member of the Group who is not an Obligor (net of the value of any assets transferred from such member of the Group who is not an Obligor to such Obligor in connection with the same transaction or series of transactions) does not exceed CZK 100,000,000 (or its equivalent in other currencies) in the Financial Year ended on 31 December 2009 or CZK 200,000,000 (or its equivalent in other currencies) in any Financial Year (other than the Financial Year ended on 31 December 2009);

(d)	of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value or quality;

(e)	of obsolete or redundant:

(i)	vehicles;

(ii)	plant;

(iii)	equipment; or

(iv)	other assets,

in each case for Cash;

(f)	of Cash or Cash Equivalent Investments not otherwise prohibited by this Agreement;

(g)	to a Permitted Joint Venture that is a Joint Venture Investment;

(h)	of assets pursuant to a compulsory acquisition by any governmental authority;

(i)	constituted by a licence of intellectual property rights permitted under Clause 24.21 (Intellectual Property);

(j)	arising as a result of any Permitted Security (but not the enforcement thereof);

(k)	required under the Finance Documents;

(l)
of assets for cash where the higher of the book value and net consideration receivable (when aggregated with the higher of the book value and net consideration received for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed (i) CZK 100,000,000 (or its equivalent in other currencies) in the Financial Year ended on 31 December 2009; and (ii) CZK 200,000,000 (or its equivalent in other currencies) in any Financial Year other than the Financial Year ended on 31 December 2009 of the Borrower;

(m)	of rights related to hedging arrangements provided the requirements of the Hedging Letter are met;

(n)	of receivables: (i) on recourse terms to the extent the same arises in connection with Permitted Financial Indebtedness; or (ii) pursuant to the Factoring Facility Agreement; and

(o)	any other sale, lease, licence, transfer or other disposal to which the Majority Lenders have given their consent in writing,

provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Permitted Disposal made by any member of the Group under paragraphs (b), (c) and (l) above (accompanied by a reasonably detailed description of such Permitted Disposal, of the assets disposed of through such Permitted Disposal and the consideration received by the members of the Group in connection with such Permitted Disposal) where the net consideration received for, any asset (or group of assets) disposed of (whether in a single transaction or in a single series of transactions) through such Permitted Disposal exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)
arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement, but not a foreign exchange transaction solely for investment or speculative purposes;

(c)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 24.25 (Treasury Transactions);

(d)
of any person acquired by any member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition;

(e)
under finance or capital leases of vehicles, plant, equipment or computers, or mortgage financings or purchase money obligations with respect to assets other than shares or other investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Group, provided that the aggregate capital value of all such items so leased under outstanding leases the Group does not exceed CZK 300,000,000 (or its equivalent in any other currencies) at any time;

(f)
arising in respect of workers’ compensation claims, performance, surety and similar bonds and completion guarantees provided by a member of the Group in the ordinary course of its business as conducted on the date of this Agreement;

(g)
arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement, provided, however, that such Financial Indebtedness is extinguished within five Business Days of its incurrence;

(h)	arising under the Factoring Facility Agreement or pursuant to paragraph (b) of the definition of “Permitted Security”;

(i)	refinancing any Financial Indebtedness otherwise permitted under this definition, so long as the maximum amount available thereunder shall not be increased;

(j)	arising under a loan provided by the Parent or a Restricted Subsidiary to a member of the Group which is a Restricted Subsidiary;

(k)
not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed CZK 100,000,000 (or its equivalent in any other currencies) in aggregate for the Group at any time; and

(l)	any other Financial Indebtedness to which the Majority Lenders have given their consent in writing under this Agreement,

provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Permitted Financial Indebtedness incurred by any member of the Group under paragraphs (d), (e) or (j) above (accompanied by a reasonably detailed description of such Permitted Financial Indebtedness, instrument constituting such Permitted Financial Indebtedness and the creditor of such Financial Indebtedness) where the principal amount of such Permitted Financial Indebtedness incurred in a single transaction or a single series of transactions exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement;

(b)
any guarantee, performance or similar bond or other obligation guaranteeing performance by any member of the Group under any contract (other than a contract that is or evidences Financial Indebtedness) entered into in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement;

(c)	any guarantee:

(i)	arising under the Finance Documents; or

(ii)
issued by a Key Obligor in respect of obligations of any other member of the Group, provided that the aggregate of guarantees provided in any Financial Year of the Borrower by the Key Obligors under this subparagraph (ii) shall not exceed CZK 200,000,000 (or its equivalent in any other currencies);

(d)	any guarantee given in respect of the netting, or set-off or cash pooling arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”;

(e)
any guarantee given by a member of the Group in respect of or to secure obligations of a Permitted Joint Venture to the extent the maximum contingent liability thereunder is a Joint Venture Investment;

(f)
any guarantee given to any relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by a member of the Group in the ordinary course of its business as conducted on the date of this Agreement;

(g)
any guarantee given by a member of the Group in respect of or to secure obligations pursuant to any programming, production, distribution, format or other intellectual or similar rights or capital equipment or other assets used in the ordinary course of its business as conducted on the date of this Agreement and not to exceed CZK 200,000,000 (or its equivalent in any other currencies) in aggregate for the Group at any time;

(h)	any joint and several obligation of Markiza to fund payments to PMT s.r.o. pursuant to a guarantee agreement between Markiza and PMT s.r.o., dated 23 January 2004;

(i)	any guarantee which constitutes Permitted Financial Indebtedness;

(j)
any guarantee given in connection with a Permitted Acquisition or a Permitted Disposal, provided that maximum contingent obligation of any member of the Group under any such guarantee shall not exceed the net consideration paid or received in such Permitted Acquisition or Permitted Disposal;

(k)
any guarantee or reimbursement obligations in respect of any letter of credit issued by a bank or other financial institution permitted under the definition of Permitted Financial Indebtedness, provided that the maximum contingent obligation of any member of the Group under any such guarantee shall not exceed the maximum contingent obligation of such bank or such other financial institution under the respective letter of credit;

(l)
any guarantee not permitted by the preceding paragraphs or as part of a Permitted Transaction and where the maximum aggregate contingent liability of all such guarantees under this paragraph (l) (together with any loans under paragraph (g) of the definition of “Permitted Loan”) do not exceed CZK 100,000,000 (or its equivalent in any other currencies) in aggregate for the Group at any time; and

(m)	any other guarantee to which the Majority Lenders have given their consent in writing under this Agreement,

provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Permitted Guarantee provided by any member of the Group under paragraphs (b), (c), (e), (g), (j), and (k) above (accompanied by a reasonably detailed description of such Permitted Guarantee, instrument constituting such Permitted Guarantee, the beneficiary of such Permitted Guarantee and, where relevant, principal obligor of obligations in respect of which such Permitted Guarantee has been provided) where the maximum contingent obligation of any member of the Group under such Permitted Guarantee incurred in a single transaction or a single series of transactions exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“Permitted Joint Venture” means any investment in any Joint Venture where:

(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in the European Union or the United States of America;

(b)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group;

(c)	in any Financial Year of the Borrower, the aggregate (the “Joint Venture Investment”) of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by the Group;

(ii)	the contingent liabilities of the members of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by the members of the Group to any such Joint Venture,

when aggregated with the Total Purchase Price payable in that Financial Year of the Borrower by the members of the Group in respect of Permitted Acquisitions permitted pursuant to paragraph (e) of the definition of Permitted Acquisition does not exceed CZK 400,000,000 (or its equivalent in any other currencies); and

(d)	any other Joint Venture to which the Majority Lenders have given their consent in writing under this Agreement,

provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Joint Venture Investment made by any member of the Group (accompanied by a reasonably detailed description of such Joint Venture Investment and the beneficiary of such Joint Venture Investment) where the amount of such Joint Venture Investment provided in a single transaction or in a single series of transactions exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“Permitted Loan” means:

(a)	any trade credit extended by a member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness;

(c)	any loan made for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents;

(d)	a loan made by a member of the Group to a Key Obligor or by any member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(e)
a loan made by the Borrower or Markiza to an employee or director of the Borrower or Markiza, as applicable, if the amount of that loan when aggregated with the amount of all loans to employees and directors by the Borrower and Markiza does not exceed CZK 100,000,000 (or its equivalent in any other currencies) at any time;

(f)	any loan which is a Joint Venture Investment permitted by Clause 24.9 (Joint Ventures);

(g)
any loan made by the Borrower or Markiza so long as the aggregate amount of the Financial Indebtedness under any such loans (together with any guarantees under paragraph (l) of the definition of Permitted Guarantee) does not exceed CZK 100,000,000 (or its equivalent in other currencies) at any time;

(h)	an Inter-Group Loan or an Intra-Group Loan, in each case disclosed in the Group Structure Chart;

(i)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that:

(i)	are so treated; and

(ii)	are made in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement and consistent with its past practices; and

(j)	any other loan to which the Majority Lenders have given their consent in writing under this Agreement,

and provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Permitted Loan made by any member of the Group under paragraph (d) or (f) above (accompanied by a reasonably detailed description of such Permitted Loan, the instrument constituting such Permitted Loan and the borrower of such Permitted Loan) where the principal amount of such Permitted Loan provided in a single transaction or a single series of transactions exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“Permitted Parent Holders” means:

(a)	each beneficial owner of the Parent’s Class B Common Stock on September 17, 2009;

(b)	family members of any beneficial holder of the Parent’s Class B Common Stock on September 17, 2009;

(c)	trusts, the only beneficiaries of which are persons or entities described in (a) and (b) above; and

(d)	partnerships, corporations, or limited liability companies which are controlled by the persons or entities described in (a) or (b) above.

“Permitted Security” means:

(a)
any lien arising by operation of law in the ordinary course of business of a member of the Group as conducted on the date of this Agreement and not as a result of any default or omission by a member of the Group;

(b)
any netting, set-off or cash pooling arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the members of the Parent Group but only so long as:

(i)
such arrangement does not permit credit balances of the members of the Group exceeding in aggregate CZK 200,000,000 (or its equivalent in other currencies) at any one time to be netted or set off against debit balances of any other person; and

(ii)
such arrangement does not give rise to Security or Quasi-Security over the assets of any member of the Group other than over the credit balances referred to in sub-paragraph (i) in favour of the cash-pooling bank;

(c)
any Security or Quasi-Security over or affecting any asset acquired (including by any acquisition by means of a merger or consolidation with or into a member of the Group) by a member of the Group (whether before or after the date of this Agreement), if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by that member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or (otherwise than by capitalisation of interest) since the acquisition of that asset by that member of the Group; and

(iii)
except to the extent the Security or Quasi-Security is otherwise permitted under any other paragraphs of this definition of “Permitted Security”, the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(d)
any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of its business as conducted on the date of this Agreement and on the supplier’s standard or usual terms and not arising as a result of any default or omission by a member of the Group;

(e)
any Security or Quasi-Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement;

(f)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security over shares in a Permitted Joint Venture to secure obligations of a member of the Group in relation to the Joint Venture to the other shareholders in the Permitted Joint Venture;

(h)
any Security, arising by operation of law in respect of Tax, being contested in good faith where adequate reserves have been made for the payment of such Tax and any costs associated with contesting such Tax;

(i)
any Security securing Financial Indebtedness and other obligations incurred under paragraph (k) of the definition of Permitted Financial Indebtedness, provided that the book value or independently appraised market value of the assets which are subject to such Security does not exceed 100% of such Financial Indebtedness;

(j)
pledges or deposits by a member of the Group under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Financial Indebtedness) or leases of real property and/or equipment to which that member of the Group is a party, or deposits to secure public or statutory obligations of a member of the Group or deposits of cash or government obligations to secure surety or appeal bonds to which a member of the Group is a party, or deposits as security for taxes contested in good faith or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement;

(k)
in favour of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of a member of the Group in the ordinary course of its business;

(l)
any Security or Quasi-Security securing the Hedging Agreement so long as the related Financial Indebtedness is, and is permitted to be under this Agreement, secured by Security on the same property securing such Hedging Agreement;

(m)
judgment Security not giving rise to an Event of Default so long as such Security of Quasi-Security is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(n)
any Security for the purposes of securing the payment of all or a part of the purchase price of, or finance or capital lease obligations with respect to, assets or property acquired or constructed in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement; provided that:

(i)
the aggregate principal amount of Financial Indebtedness secured by such Security or Quasi-Security is otherwise permitted to be incurred under this Agreement and does not exceed the cost of assets or property so acquired or constructed; and

(ii)
such Security or Quasi-Security are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of any member of the Group other than such assets or property and assets affixed or appurtenant thereto;

(o)	any Security or Quasi-Security existing on the date of this Agreement and set out in Schedule 12 (Existing Security);

(p)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)
except to the extent the Security or Quasi-Security is otherwise permitted under any other paragraphs of this definition of “Permitted Security”, the Security or Quasi-Security is removed or discharged within 6 months of that company becoming a member of the Group;

(q)
any Security or Quasi-Security securing Permitted Financial Indebtedness incurred to refinance Financial Indebtedness that was previously so secured, provided that any such Security or Quasi-Security is limited to all or part of the same property or assets (plus improvements, replacement accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Security or Quasi-Security arose, could secure) the Financial Indebtedness being refinanced or is in respect of property that is the security for a Permitted Security hereunder;

(r)
any Security or Quasi-Security of a lessor under any finance or capital lease obligations or operating lease entered into in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement;

(s)	any Transaction Security;

(t)
any other Security or Quasi-Security not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount secured thereunder does not exceed CZK 100,000,000 (or its equivalent in any other currencies) in aggregate for the Group at any time; and

(u)	any Security to which the Majority Lenders have given their consent in writing under this Agreement,

provided in each case that the Borrower shall provide to the Facility Agent a written notification of any Permitted Security provided by any member of the Group under paragraphs (c), (g), (l), (p) and (q) above (accompanied by a reasonably detailed description of such Permitted Security, the instrument constituting such Permitted Security and the obligations in respect of which such Permitted Security has been created) where the principal amount of obligations secured by such Permitted Security provided in a single transaction or a single series of transactions exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“Permitted Share Issue” means an issue of shares by a member of the Group to a member of the Parent Group where (if the existing shares of the relevant member of the Group are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)
the solvent liquidation, winding-up or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation, winding-up or reorganisation are distributed to other members of the Group;

(c)
transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business of the respective member of the Group as conducted on the date of this Agreement on arm’s length terms;

(d)
the solvent amalgamation, demerger, merger, consolidation, corporate reconstruction or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) as between one member of the Group and another member of the Group and in the case of any such transaction involving an Obligor (which is a member of the Group), where such Obligor remains as the surviving entity;

(e)	the funding obligations of Markiza pursuant to an agreement on data provision between Markiza and PMT s.r.o., dated 15 August 2004;

(f)
(i) the payment of dividends or the making of any other distributions on the capital stock of any Key Obligor or CME Slovak Holdings N.V. or the payment of any indebtedness or other obligations owed by any Key Obligor or CME Slovak Holdings N.V. to the Parent or any Restricted Subsidiary (as defined in the definition of “CME Change of Control”); or (ii) the making by any Key Obligor, CME Slovak Holdings N.V. or any other member of the Group which becomes a Restricted Subsidiary of any loans or advances to the Parent or any Restricted Subsidiary; or (iii) the transfer of any of property or assets of any Key Obligor, CME Slovak Holdings N.V. or any member of the Group which becomes a Restricted Subsidiary to the Parent or any Restricted Subsidiary subject (in relation to any asset which is, or is intended to be, the subject of the Transaction Security) to any restrictions contained in the Transaction Security Documents; and

(g)	any transaction to which the Majority Lenders have given their consent in writing under this Agreement,

so long as, in the case any loan made by any Key Obligor, CME Slovak Holdings N.V. or any other member of the Group which becomes a Restricted Subsidiary under paragraph (f)(ii) to the Parent or any Restricted Subsidiary is equal to or greater than CZK 100,000,000 (or its equivalent in any other currencies) individually or in aggregate, the creditor of such Financial Indebtedness shall grant security over its rights in respect of such Financial Indebtedness in favour of the Finance Parties on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders);

provided in each case that the Borrower shall provide to the Facility Agent a written notification of each Permitted Transaction made under paragraph (f) above where (i) the amount of dividend or distribution made by, (ii) the principal amount of any loan or an advance made or Financial Indebtedness incurred by, (iii) the net consideration received for any asset transferred by, or (iv) the net consideration paid for any asset transferred to, any member of the Group in a single transaction or a single series of transactions exceeds CZK 100,000,000 (or its equivalent in any other currencies).

“PRIBOR” means, in relation to any Loan:

(a)
the offered rate, if any, for CZK and a period comparable to the Interest Period of that Loan appearing as of the Specified Time on the Quotation Day on the PRBO page of the Reuters Monitor Money Rates Service; or

(b)
if no such quotation appears for CZK and such period on the relevant page, the rate appearing as of the Specified Time on the Quotation Day on any other page of the Reuters Monitor Money Rates Service displaying such rate for deposits in CZK for such period and replacing the PRBO page; or

(c)
if no such rate is published for CZK and such period by the Reuters Monitor Money Rates Service as of the Specified Time on the Quotation Day, the Reference Bank Rate as of the Specified Time on the Quotation Day for such period, or a period as close as possible to such period.

“Qualifying Lender” has the meaning given to that term in Clause 15 (Tax gross-up and indemnities).

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 24.12 (Negative pledge).

“Quotation Day” means in relation to any period for which an interest rate is to be determined, the Business Day that is two (2) Business Days prior to the first day of such period.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Prague interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal Prague offices of Česká spořitelna, a.s., Komerční banka, a.s., and UniCredit Bank Czech Republic, a.s., or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any material asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts a material part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Reliance Parties” means the Facility Agent, the Arranger, the Security Agent, each Hedge Counterparty, each Original Lender and each person which becomes a Lender as part of the primary syndication of the Facility.

“Repayment Date” means:

(a)	each date set out in paragraph (a) of Clause 6.1 (Repayment); or

(b)
following the exercise of the Extension Option in accordance with Clause 7 (Extension of Initial Termination Date) and the extension of the Termination Date becoming effective in respect of an Extending Lender (or Extending Lenders) in accordance with paragraph (d) of Clause 7.3 (Notice to Lenders), each date set out in paragraph (b) of Clause 6.1 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 21.2 (Status) to Clause 21.7 (Governing law and enforcement), Clause 21.11 (No default),  paragraph (f) of Clause 21.12 (No misleading information), paragraph (e) of Clause 21.13 (Original Financial Statements), Clause 21.19 (Ranking) to 21.21 (Legal and beneficial ownership) and 21.24 (Centre of main interests and establishments).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Insurances” means insurances over any real property which is subject to the Transaction Security.

“Required Insurance Policies” means any documents evidencing, creating or conferring (or purporting to evidence, create or confer) any Required Insurances.

“Secured Obligations” means all present and future Liabilities of the Obligors (or any of them) to the Secured Parties (or any of them) under or in connection with the Finance Documents (or any of them, except for avoidance of doubt for the Hedging Agreements) including, without limitation, all Liabilities arising out of any extension, variation, modification, restatement or novation of any Finance Document whatsoever.

“Secured Parties” means the Security Agent, any Receiver or Delegate and each of the Facility Agent, the Arranger and the Lenders from time to time.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Significant Subsidiary” means any Restricted Subsidiary (as defined in the definition of the “CME Change of Control”) that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated as of 17 September 2009 by the United States Securities and Exchange Commission, as from time to time constituted, created under the U.S. Exchange Act, or if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the U.S. Securities Act and the U.S. Exchange Act, then the body performing such duties at such time.

“Slovak Additional Obligor” means Additional Obligor incorporated in the Slovak Republic.

“Slovak Commercial Code” means the Slovak Act No. 513/1991 Coll. the Commercial Code, as amended.

“Slovak Obligor” means Markiza or any other Obligor incorporated in the Slovak Republic.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Subsidiary” means, with respect to a person, company or corporation, any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned person, company or corporation; or

(b)	which owns directly or indirectly at least half of the issued share capital or the ownership or any other equity interests or similar right of ownership; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned person, company or corporation,

and, for these purposes, a person, company or corporation shall be treated as being controlled by another person, company or corporation if that other person, company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body; or

(d)
in relation to a person incorporated (or established) under Dutch law, a "dochtermaatschappij" within the meaning of Section 2:24a of the Dutch Civil Code (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another "dochtermaatschappij").

“Syndication Date” means the day on which the Arranger confirms that the primary syndication of the Facility has been completed.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means:

(a)
if the Extension Option is not exercised in accordance with Clause 7 (Extension of Initial Termination Date) or the extension of the Termination Date does not become effective in respect of an Extending Lender (or Extending Lenders) in accordance with paragraph (d) of Clause 7.3 (Notice to Lenders), the Initial Termination Date; and

(b)
if the Extension Option is exercised in accordance with Clause 7 (Extension of Initial Termination Date) and the extension of the Termination Date becomes effective in respect of an Extending Lender (or Extending Lenders) in accordance with paragraph (d) of Clause 7.3 (Notice to Lenders), (i) the Extended Termination Date in relation to the Loans (or relevant parts of the Loans) made by the Extending Lenders and (ii) the Initial Termination Date in relation to the Loans (or relevant parts of the Loans) made by Lenders other than the Extending Lenders (if any).

“Total Commitments” means the aggregate of the Commitments, being CZK 2,500,000,000 at the date of this Agreement and no more than CZK 3,000,000,000 in aggregate following the accession of any Additional Lender and/or any Increase Date.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction Documents” means the Finance Documents, the CET Loan Agreement, the Markiza Loan Agreement and Required Insurance Policies.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 2(d) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Facility Agent under paragraph 13 of Part II of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unfunded Lender” means a Lender all of whose Commitments remain, at the end of the Utilisation Period, unutilised.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means the lawful currency for the time being of the United States of America.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

“Valuation Report” means the report by Ernst&Young dated 11 November 2009 relating to certain Charged Property owned by the Borrower and addressed to, and/or capable of being relied upon, by the Reliance Parties.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994, the Czech Act 235/2004 Coll., on the value added tax, as amended from time to time, and any other tax of a similar nature, as the case may be.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement or any other Finance Document to:

(i)
the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)
a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)
a “Finance Document”, a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)
“guarantee” means (other than in Clause 20 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	“shares” issued by the Borrower or Markiza includes ownership interest or other forms of participation in the Borrower or Markiza, as applicable;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Prague time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Czech terms

In this Agreement, a reference used in connection with the Borrower or with any Finance Document or other document, to which the Borrower is a party, to:

(a)	a novation includes privativní novace and kumulativní novace;

(b)	a Security includes zástavní právo, zádržné právo, zajišťovací převod práva, and zajišťovací postoupení pohledávky;

(c)	a bankruptcy or insolvency includes insolvenční řízení, konkurs, reorganizace, and nucená správa;

(d)	being bankrupt or insolvent includes being v úpadku, v hrozícím úpadku, předlužený, platebně neschopný, v konkurzu, v reorganizaci, and v nucené správě;

(e)	an expropriation, attachment, sequestration, distress, execution or analogous process includes vyvlastnění, exekuce and výkon rozhodnutí;

(f)
winding-up, dissolution, administration or reorganisation includes likvidace, zrušení s likvidací, zrušení bez likvidace bez právního nástupce, insolvenční řízení, konkurs, reorganizace and nucená správa;

(g)	a receiver, administrator, administrative receiver, compulsory manager or similar officer includes likvidátor, inslovenční správce (including předběžný správce), nucený správce, and exekutor;

(h)	a moratorium includes reorganizace and moratorium; and

(i)	constitutional documents includes společenská smlouva, zakladatelská listina, zakladatelská smlouva, zřizovací listina, statut, and stanovy.

1.4	Dutch terms

In this Agreement, where it relates to a Dutch Guarantor, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining a positive and unconditional advice (advies) from the competent works council(s);

(b)	gross negligence means grove schuld;

(c)
a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	wilful misconduct means opzet;

(e)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(f)	a moratorium includes sursance van betaling and granted a moratorium includes surséance verleend;

(g)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(h)	an administrative receiver includes a curator;

(i)	an administrator includes a bewindvoerder; and

(j)	an attachment includes a beslag.

1.5	Slovak terms

In this Agreement, a reference used in connection with a Slovak Obligor or with any Finance Document or other document, to which any Slovak Obligor is a party, to:

(a)	a novation includes privatívna novácia and kumulatívna novácia;

(b)	a Security includes záložné právo, zádržné právo, zabezpečovací prevod práva, and zabezpečovacie postúpenie pohľadávky;

(c)	a bankruptcy or insolvency includes konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, and nútená správa;

(d)	being bankrupt or insolvent includes being v úpadku, predlžený, platobne neschopný, v konkurze, v reštrukturalizácii, and v nútenej správe;

(e)	an expropriation, attachment, sequestration, distress, execution or analogous process includes vyvlastnenie, exekúcia and výkon rozhodnutia;

(f)
winding-up, dissolution, administration or reorganisation includes likvidácia, zrušenie s likvidáciou, zrušenie bez likvidácie bez právneho nástupcu, konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, and nútená správa;

(g)
a receiver, administrator, administrative receiver, compulsory manager or similar officer includes likvidátor, konkurzný správca (including predbežný správca), reštrukturalizačný správca, nútený správca, and súdny exekútor;

(h)	a moratorium includes reštrukturalizačné konanie and reštrukturalizácia; and

(i)	constitutional documents includes spoločenská zmluva, zakladateľská listina, zakladateľská zmluva, zriaďovacia listina, štatút, and stanovy.

1.6	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a CZK term loan facility in an aggregate amount up to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)
Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower (c/o the Parent);

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)
first, refinancing all outstanding Financial Indebtedness of the Borrower to Česká spořitelna, a.s. (“CSAS”), under (i) the CZK 1,200,000,000 facility agreement No. 2644/05/LCD dated 27 October 2005, as amended from time to time, and (ii) the CZK 250,000,000 facility agreement No. 2645/05/LCD dated 27 October 2005, as amended from time to time, in each case made between the Borrower as borrower and CSAS as lender; and

(b)	second, repayment of the outstanding principal of the loan under the CET Loan Agreement up to the amount of CZK 1,550,000,000.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on or before the Utilisation Date for that Loan, the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent (acting reasonably).  The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if, as a result of the proposed Loan, seven (7) or more Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 12 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be CZK.

(b)	The amount of the proposed Loan must be at least CZK 300,000,000, or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)
The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan (for the avoidance of doubt, taking into account (i) following the accession of an Additional Lender, the Available Commitment of that Additional Lender, and (ii) following the Increase Date applicable to any Original Lender, the increased Commitment of that Original Lender).

5.5	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment

(a)
The Borrower shall repay the aggregate Loans by repaying on each Repayment Date an amount which reduces the outstanding aggregate Loans by an amount equal to the relevant percentage of all the Loans as at the close of business in Prague on the last day of the Availability Period as set out in the table below:

Repayment Date	Repayment Instalment

Date falling twelve (12) Months from the date of this Agreement	15%

Date falling eighteen (18) Months from the date of this Agreement	15%

Date falling twenty four (24) Months from the date of this Agreement	15%

The earlier of (i) date falling thirty (30) Months from the date of this Agreement, and (ii) the Initial Termination Date	15%

Initial Termination Date	40%

(b)
Notwithstanding paragraph (a) above, in relation to each Extending Lender, following the exercise of the Extension Option in accordance with Clause 7 (Extension of Initial Termination Date) and the extension of the Initial Termination Date becoming effective in respect of an Extending Lender (or Extending Lenders) in accordance with paragraph (d) of Clause 7.3 (Notice to Lenders), the Borrower shall further repay the aggregate of the Loans (or relevant parts of the Loans in respect of which the Extension Option has been exercised) borrowed from an Extending Lender (or Extending Lenders) in instalments by repaying on each Repayment Date an amount which reduces the amount of such outstanding aggregate Loans (or relevant parts of the Loans) by an amount equal to the relevant percentage of all the Loans as at the close of business in Prague on the last day of the Availability Period as set out in the table below:

Repayment Date	Repayment Instalment

Date falling twelve (12) Months from the date of this Agreement	15%

Date falling eighteen (18) Months from the date of this Agreement	15%

Date falling twenty four (24) Months from the date of this Agreement	15%

Date falling thirty (30) Months from the date of this Agreement	15%

Date falling thirty (36) Months from the date of this Agreement	15%

The earlier of (i) the date falling forty two (42) Months from the date of this Agreement, and (ii) the Extended Termination Date	15%

Extended Termination Date	10%

(c)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)
If any of the Loans are prepaid in accordance with Clause 8.3 (Right of cancellation and repayment in relation to a single Lender) or Clause 8.1 (Illegality), the amount of the repayment instalments for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Loan prepaid.

(b)
If any of the Loans are prepaid in accordance with Clause 8.2 (Voluntary prepayment), the amount of the repayment instalments for each Repayment Date falling after that prepayment will reduce in chronological order by the amount of the Loan prepaid.

7.	EXTENSION OF INITIAL TERMINATION DATE

7.1	Extension Request

The Borrower may, by delivering to the Facility Agent the Extension Request, make a single request that the Termination Date be extended until the Extended Termination Date.

7.2	Completion of the Extension Request

The Extension Request shall be irrevocable and will not be regarded as having been duly completed unless:

(a)	it is delivered to the Facility Agent not later than the Specified Time on the date falling not less than 60 days (but not more than 90 days) before the Extension Option Date;

(b)	it specifies the Extension Fee at the rate agreed between the Borrower and the Facility Agent; and

(c)
it includes confirmation from the Borrower that the Repeating Representations are true in all material respects and that no Default or Event of Default has occurred, in each case in form and content satisfactory to the Facility Agent (acting reasonably).

7.3	Notice to Lenders

(a)
Upon receipt of the duly completed Extension Request, the Facility Agent shall promptly notify each Lender of such Extension Request.  After such notice is received from the Facility Agent, each Lender shall, not less than 30 days before the Extension Option Date, and in its absolute discretion, give written notice confirming either that:

(i)
it does not consent to the extension requested and wishes to be repaid its share of the Loans in full on the Initial Termination Date (and whether, in the alternative, it is willing to transfer such share of the Loans by way of a Transfer Certificate); or

(ii)
it is willing to participate in the extension (in whole or in part) and for the purpose of paragraph (c) below, whether and the extent to which (A) notwithstanding such consent, it wishes to decrease its participation in any Loan (and whether it is willing to do so by way of a Transfer Certificate) or (B) it is willing to increase its participation in any Loan by way of a Transfer Certificate.

(b)
If the Facility Agent does not receive notice from a Lender by the time limit specified above in paragraph (a) of this Clause 7.3 (Notice to Lenders), such Lender shall be deemed not to have consented to the extension requested.  Subject to receipt by the Facility Agent of sufficient notice pursuant to paragraph (a) of this Clause 7.3 (Notice to Lenders) and otherwise to the extent reasonably practicable, the Facility Agent shall, not less than 10 Business Days before the Extension Option Date, inform the Borrower and the Extending Lenders of (i) the amount of the Facility and (ii) each Extending Lender’s participation in the Loans, in each case, which is to apply with effect from the Initial Termination Date.

(c)
Each Lender which has indicated it does not consent to the Extension Request, or is deemed not to have consented to the Extension Request, or has consented to the Extension Request but wishes to reduce its participation in any Loan, in each case, in accordance with paragraphs (a) and (b) above:

(i)
may upon invitation by the Facility Agent and only if agreed to by such Lender, be required to transfer its (or any part of its) participation in such Loan to a Transferee designated by the Facility Agent, such transfer to be made in accordance with and subject to the provisions of Clause 26 (Changes to the Lenders) (except for Clause 26.3 (Assignment or transfer fee) which shall not apply to any transfer pursuant to this sub-paragraph (i)) provided that the relevant Transfer Date for such transfer shall be the Initial Termination Date; or

(ii)	shall:

(A)	to the extent its (or any part of its) participation in such Loan is not transferred under paragraph (i) above;

(B)	to the extent its (or any part of its) participation in any Loans is not being retained by such Lender pursuant to paragraph (a)(ii) of this Clause; or

(C)	if paragraph (b) of this Clause applies to such Lender,

be repaid by the Borrower its (or such part of its) participation in the Loans in full on the Initial Termination Date, together with accrued interest thereon and any other amounts owing to such Lender under this Agreement in connection therewith, and for the purposes of this paragraph (c), such Lender shall deliver to the Facility Agent each Transfer Certificate (if any), duly executed by it, no later than 5 Business Days prior to the Initial Termination Date.

(d)
Provided that on the Initial Termination Date there is no Event of Default or Default continuing and subject to Clause 10.7 (Extension), the extension will take effect on the Initial Termination Date in relation to:

(i)	those Lenders who have notified the Facility Agent, in accordance with the provisions of paragraph (a) above, of their willingness to participate in the extension; and

(ii)	any Transferees referred to in paragraph (c)(i) above,

(together, the “Extending Lenders”).k

(e)	Each Borrower shall enter into such amendment and other documentation deemed necessary by the Facility Agent (if any) to give effect to the Extension Option.

7.4	Extension Fee and Costs

If the extension of the Initial Termination Date becomes effective in relation to any Extending Lender in accordance with paragraph (d) of Clause 7.3 (Notice to Lenders), the Borrower shall be liable to pay on the date falling ten (10) Business Days after the Initial Termination Date to the Facility Agent on behalf of the Extending Lenders the Extension Fee. The Borrower shall be liable for all reasonably and properly incurred costs and expenses (including, without limitation, legal fees together with any VAT) incurred by the Finance Parties in connection with the extension and shall reimburse the same to the Facility Agent on behalf of the Finance Parties within 5 days of a request therefor.

8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary prepayment

(a)
Subject to paragraph (b) and (c) below, the Borrower may, if it gives the Facility Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of CZK 300,000,000).

(b)	A Loan (or any part of any Loan) may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)
If the Borrower prepays a Loan (or any part of any Loan) under this Clause 8.2 (Voluntary prepayment) the Borrower shall, on the date of such voluntary prepayment pay to the Facility Agent, in addition to the amounts prepaid, a prepayment fee in the amount of 0.50% per cent. per annum until the Initial Termination Date of the prepaid amounts.

8.3	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower or an Obligor under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans together with all interest and other amounts accrued under the Finance Documents.

8.4	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent ten (10) Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.5	Right of cancellation in relation to a Market Disruption Event or an Alternative Disruption Event

(a)
The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice given at the time when a Market Disruption Event or an Alternative Disruption Event has occurred and is continuing, at its option, prepay:

(i)	any Loan in relation to which that Market Disruption Event or that Alternative Disruption Event has occurred and is continuing; or

(ii)	in the case that such Market Disruption Event or Alternative Disruption Event has occurred and is continuing in relation to a portion of a Loan only, any such portion of a Loan.

(b)	Nothing in this Clause 8.5 shall affect any rights or discretions of the Facility Agent under paragraph (h) of Clause 29.6 (Rights and discretions).

9.	MANDATORY PREPAYMENT

9.1	Change of Control

Upon the occurrence of a Change of Control any Lender may at its option, require cancelation of the Commitment of such Lender and/or prepayment of its portion of the outstanding Loans, together with accrued interest, upon 5 days notice of the Facility Agent (acting on the instructions of the relevant Lender).

10.	RESTRICTIONS

10.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and:

(a)
in relation to any prepayment made under Clause 8.5 (Right of cancellation in relation to a Market Disruption Event or an Alternative Disruption Event), shall be made without Break Costs, prepayment fee, premium or penalty; and

(b)	in relation to any prepayment made under Clause 8.2 (Voluntary Prepayment), shall be made subject to Break Costs and prepayment fee as set out in paragraph (c) of Clause 8.2 (Voluntary Prepayment).

10.3	No reborrowing of the Facility

The Borrower may not reborrow any part of the Facility which is prepaid.

10.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Facility Agent’s receipt of Notices

If the Facility Agent receives a notice under Clause 8 (Illegality, voluntary prepayment and cancellation) it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

10.7	Extension

If a Lender has received an Extension Request from the Facility Agent in accordance with Clause 7.3 (Notice to Lenders) and either (a) the Facility Agent receives notice from such Lender in accordance with such Clause 7.3 (Notice to Lenders) that such Lender does not consent to the extension requested, (b) the Facility Agent receives a notice from such Lender in accordance with Clause 7.3 (Notice to Lenders) confirming that such Lender does consent to the extension requested in that Extension Request but that it wishes to reduce its participation in a Loan on the Initial Termination Date or (c) the Facility Agent has not received any such notice from such Lender by the time specified in Clause 7.3 (Notice to Lenders), the Facility Agent shall (subject to paragraph (c) of Clause 7.3 (Notice to Lender)) promptly notify the Borrower of its obligation to repay such Lender in full or, as the case may be, by the amount of the reduction of its participation.

10.8	Effect of Repayment and Prepayment on Commitments

If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.  Any cancellation under this Clause 10.8 shall reduce the Commitments of the Lenders rateably.

SECTION 5
COSTS OF LOAN

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	PRIBOR; and

(c)	Mandatory Cost, if any.

11.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

11.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Interest Periods

(a)
An Interest Period shall, in relation to each Loan, mean the period commencing on the Utilisation Date in respect of that Loan and ending on the date falling three (3) Months after the Utilisation Date in respect of that Loan and each period of three (3) Months thereafter commencing on the first day after the last day of the immediately preceding Interest Period and ending on the date that falls three (3) Months after the last day of the immediately preceding Interest Period.

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)
Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Facility Agent and the Parent may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

12.2	Changes to Interest Periods

(a)
Prior to determining the interest rate for a Loan, the Facility Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant repayment instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the relevant repayment instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 12.2, it shall promptly notify the Borrower and the Lenders.

12.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.4	Consolidation of Loans

Each Interest Period that would include the Consolidation Date shall commence on the last day of the immediately preceding Interest Period and end on the Consolidation Date and the immediately following Interest Period shall commence on the Consolidation Date. With effect from the Consolidation Date, all Loans then outstanding shall be consolidated into one Loan and treated as a single Loan.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption):

(a)
if PRIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable PRIBOR shall be determined on the basis of the quotations of the remaining Reference Banks; or

(b)
if Clause 13.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation before close of business in Prague on the date falling one Business Day after the Quotation Day for that Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

13.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to that Loan for the relevant Interest Period of that Loan) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by close of business in Prague on the date falling 2 Business Days after the Quotation Day (or, if earlier, on the date falling 2 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii)	a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c)	In this Agreement:

“Alternative Market Disruption Event” means:

(i)
before close of business in Prague on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan, none or only one of the Alternative Reference Banks supplies a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Loan; or

(ii)
before close of business in Prague on the date falling 2 Business Days after the Quotation Day for the relevant Interest Period of the Loan, the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period none of the rates referred to in paragraphs (a) and (b) of the definition of “PRIBOR” is available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine PRIBOR for CZK and Interest Period; or

(ii)
before close of business in Prague on the Quotation Day for the relevant Interest Period of the Loan, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of PRIBOR.

13.3	Alternative Reference Bank Rate

(a)
If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in CZK and for the relevant period in the Prague interbank market at or about 11:00 a.m. on the Quotation Day for the Interest Period of that Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Loan and for a period comparable to the Interest Period of that Loan.

(b)
As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify the Parent and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the “Alternative Reference Bank Rate”).

13.4	Alternative basis of interest or funding

(a)
If an Alternative Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

13.5	Break Costs

(a)
Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

The Borrower shall pay to the Arranger, the Security Agent and the Facility Agent any and all fees in the amounts and at the times agreed in any Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which is:

(a)	resident in the Czech Republic for Czech tax purposes;

(b)	a person designated as a “Qualifying Lender” in writing by the Facility Agent and the Borrower; or

(c)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty and qualified for the benefits of the Treaty; and

(ii)	does not carry on a business in the Czech Republic through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Czech Republic which makes provision for full exemption from tax imposed by the Czech Republic on interest and any other income arising from this Agreement.

Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender.  If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the Czech Republic, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender; or

(ii)	the relevant Lender is a Treaty Lender and the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, including any note limited to the provision of a tax residence certificate issued by the tax authorities of the relevant Treaty State and a beneficial ownership declaration, both in accordance with the Decree D-286 issued by the Czech Ministry of Finance.

15.3	Tax indemnity

(a)
The Borrower shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which will be or has been directly suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party is taxable in respect of amounts received or receivable in that jurisdiction,

or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 15.2  (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Facility Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 15.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 15.5.

15.6	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.7	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 15.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

16.	INCREASED COSTS

16.1	Increased costs

(a)
Subject to Clause 16.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 16.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

17.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)
the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law (other than by reason of wilful misconduct or gross negligence of the Security Agent and each Receiver and Delegate); or

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)
The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 17.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Borrower shall promptly on demand pay the Facility Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, translation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent under any of the Finance Documents or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Borrower shall, within four Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Security Agent’s ongoing costs

(a)
In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)
If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

19.4	Enforcement and preservation costs

The Borrower shall, within four Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s payment obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall promptly on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party promptly on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor Intent

Without prejudice to the generality of Clause 20.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantors’ rights

(a)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and Indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)
Subject to paragraph (c) below, if a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 32 (Payment mechanics).

(c)
Each Guarantor being a Slovak Obligor shall, as a commissioned agent (in Slovak: komisionár) under Section 577 et seq. of the Slovak Commercial Code, hold in its own name but for the account of the Finance Parties any benefit, payment or distribution received by it contrary to this Clause and must immediately pay or transfer to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 32 (Payment mechanics).

20.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.11	Guarantee Limitations

(a)
In respect of a Dutch Guarantor, the guarantee under this Clause 20 does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 2:207c of the Dutch Civil Code.

(b)
This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance provided by a Slovak Obligor (having a legal form of joint-stock company (akciová spoločnosť)) within the meaning of Section 161e of the Slovak Commercial Code.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

21.1	General

Each Obligor (with respect to itself only or, in the case of the Borrower, with respect to itself and each other member of the Group) makes the representations and warranties set out in this Clause 21 to each Finance Party.

21.2	Status

(a)	It is a limited liability company or corporation (as the case may be), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its material assets and carry on its business in all material respects as it is being conducted.

21.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)
any law or legally binding regulation applicable to each Obligor (including all applicable local laws and regulations concerning (i) corporate benefit, and (ii) financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its Holding Company or any other company);

(b)	each Obligors constitutional documents; or

(c)
any material agreement or instrument (including, without limitation, the Parent 2009 Indenture, any other Parent Note Document or any other Parent Note Instrument) binding upon any Obligor or any material assets of any Obligor or constitute a default or termination event (however described) under any such agreement or instrument.

21.5	Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

21.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)
to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions (subject to any necessary translation of such Finance Documents and notarisation of any such translation), have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 21.9 (No filing or stamp taxes).

(b)
All Authorisations (including, without limitation, the Broadcasting Licences) necessary for the material conduct of the business of any Obligor have been obtained or effected and are in full force and effect.

21.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 25.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to it or any member of the Group and none of the circumstances described in Clause 25.7 (Insolvency) applies to it or any member of the Group.

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

21.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

21.11	No default

(a)
No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any member of the Group or to which its assets (or assets of any of member of the Group) are subject which has or is in the reasonable opinion of the Majority Lenders likely to have a Material Adverse Effect.

21.12	No misleading information

Save as disclosed in writing to the Facility Agent and the Arranger prior to the date of this Agreement (or, in relation to the Lenders’ Presentation, prior to the date of the Lenders’ Presentation):

(a)
any factual information relating to the Group contained in Lenders’ Presentation or the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)
the Borrower’s Business Plan and the Parent Group Business Plan have been prepared in accordance with applicable Accounting Principles as applied to the Original Financial Statements, relating to the Group or the Parent Group, as applicable, contained in the Borrower’s Business Plan or the Parent Group Business Plan, as applicable, have been prepared on and based on assumptions considered reasonable and have been approved by the statutory executives of the Borrower and the Parent, respectively;

(c)
any financial projection or forecast relating to any Key Obligor contained in the Information Package (including, without limitation, the Borrower’s Business Plan) has been prepared on the basis of assumptions considered reasonable and was (as at the date of the relevant report or document containing the projection or forecast) arrived at after careful consideration;

(d)
the expressions of opinion or intention relating to any Key Obligor provided by or on behalf of an Obligor for the purposes of the Information Package (including, without limitation, the Borrower’s Business Plan) which are contained in the Information Package were made after careful consideration;

(e)
to the best of its knowledge and belief, no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, forecasts or projections relating to the Group or the Parent Group contained in the Information Package being untrue or misleading in any material respect; and

(f)
all other factual written information relating to the Group or the Parent Group provided by any member of the Parent Group to a Finance Party or the provider of the Valuation Report was true and accurate in all material respects as at the date it was provided and is not misleading in any material respect as at that date.

The representations and warranties made with respect to all factual information, financial projections and forecasts are made by each Obligor in this Clause 21.12 only so far as it is aware after making due and careful enquiries.

21.13	Original Financial Statements

(a)	In relation to Obligors other than the Dutch Guarantors, its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)
In relation to Obligors other than the Dutch Guarantors, its unaudited Original Financial Statements fairly represent its financial condition and results of operations (consolidated in the case of the Borrower and the Parent) for the relevant period.

(c)
In relation to Obligors other than the Dutch Guarantors, its audited Original Financial Statements (other than the Parent) give a true and fair view of its financial condition and results of operations, and in the case of the Parent, fairly present its financial condition and results of operations (consolidated in the case of the Borrower and the Parent) during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or financial condition since the date of the Original Financial Statements.

(e)	Its most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)
give a true and fair view of in the case of an Obligor (other than the Parent) or fairly present in the case of the Parent (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)
The forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared on the basis of assumptions considered reasonable as at the date they were prepared and supplied.

(g)	In relation to Dutch Guarantors, its Original Dutch Filings have been prepared in accordance with Dutch statutory requirements.

21.14	No proceedings pending or threatened

(a)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have (to the best of its knowledge and belief (having made due and careful enquiry)) been started against it or any member of the Parent Group which:

(i)	are not a Disclosed Litigation; and

(ii)
allege liability in the amount exceeding in aggregate at any one time (a) USD 5,000,000 (or its equivalent in other currency or currencies) for any individual member of the Group, or (b) USD 25,000,000 (or its equivalent in other currency or currencies) for the Parent Group as a whole.

21.15	No breach of laws

(a)	Neither it, nor any other member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

21.16	Environmental laws

(a)
Each member of the Group is in compliance with Clause 24.3 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

21.17	Taxation

(a)
Neither it, nor any other member of the Group is materially overdue in the filing of any Tax returns or in the payment of any amount in respect of Tax of CZK 1,000,000 (or its equivalent in any other currency) or more.

(b)
No claims or investigations are being made or conducted against it or any other member of the Group with respect to Taxes except (i) those for which adequate reserves have been made and which are being contested in good faith by appropriate proceedings which are being diligently conducted, or (ii) such that a liability of, or claim against it of CZK 10,000,000 (or its equivalent in any other currency) or less has been made.

21.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any other member of the Group other than as permitted by this Agreement.

(b)	Neither it, nor any other member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement other than Permitted Financial Indebtedness.

21.19	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

21.20	Good title to assets

To the best of its knowledge and belief (having made reasonable enquiry), it and each member of the Group has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the material assets necessary to carry on its respective business as presently conducted.

21.21	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

21.22	Shares

Each of the Borrower and CME Slovak Holdings B.V. represents that the shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.  The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.  As at the date hereof, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).

21.23	Intellectual Property

Each member of the Group:

(a)
is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Business Plan;

(b)	does not infringe any Intellectual Property of any third party in any respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

except where the occurrence of an event or circumstance giving rise to breach of any such representation would neither have nor be reasonably likely to have a Material Adverse Effect.

21.24	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Obligor (other than the Parent) is situated in its jurisdiction of incorporation and no Obligor (other than the Parent) has an “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

21.25	No adverse consequences

(a)	Subject to the Legal Reservations, it is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)
Subject to the Legal Reservations, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

21.26	Pension Plans

No pension plan or occupational pension scheme is operated by any member of the Group for the benefit of any other member of the Group or any of its employees which has or is reasonably likely to have a Material Adverse Effect.

21.27	Immunity

(a)	Neither it, nor any other member of the Group has the benefit of any immunity in respect of itself or its assets or revenues in any jurisdiction, including any immunity in respect of:

(i)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; or

(ii)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)
Each Obligor and each other member of the Group is subject to private and commercial law, and has entered into the Finance Documents to which it is party (or will enter into the Finance Documents to which it intends to be party) as private and commercial acts.

21.28	Group Structure Chart

(a)	The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)
each Obligor, each other member of the Group, in each case including current name and company registration number, its jurisdiction of incorporation and/or establishment, and in relation to members of the Group also a list of shareholders and indication of whether the relevant member of the Group is a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

(b)
All Inter-Group Loans and all Intra-Group Loans as at the date of this Agreement are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

21.29	No Change of Control

There has been no Change of Control since the date of the latest Original Financial Statements.

21.30	Times when representations made

(a)	All the representations and warranties in this Clause 21 are made by each Original Obligor on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)	All the Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 22:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements).

22.1	Financial statements

Each of the Parent and the Borrower for itself shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of the Financial Year:

(i)	the audited stand-alone financial statements of each Key Obligor for that Financial Year;

(ii)	the audited consolidated financial statements of the Borrower (including, for the avoidance of doubt, Markiza) and the Parent for that Financial Year; and

(b)
as soon as they are available, but in any event within 60 days (or in relation to any financial statements of the Borrower for a Financial Quarter ending on 31 December, 90 days) after the end of the Financial Quarter:

(i)	the unaudited stand-alone financial statements of the Borrower for that Financial Quarter; and

(ii)
the unaudited consolidated financial statements of the Borrower (including, for the avoidance of doubt, Markiza) and the Parent for that Financial Quarter (excluding in relation to the Parent only the financial statements for any Financial Quarter ending on 31 December).

22.2	Provision and contents of Compliance Certificate

(a)
The Borrower shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by two statutory executives of the Borrower.

22.3	Requirements as to financial statements

(a)
The Parent and the Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement.  In addition the Parent and the Borrower shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)
each set of Annual Financial Statements of the Borrower shall be accompanied by a cashflow forecast in respect of the Borrower relating to the 12-month period commencing at the end of the relevant Financial Year.

(b)	Each set of financial statements delivered pursuant to Clause 22.1 (Financial statements):

(i)
shall be certified by a director (in case of the financial statements of the Parent) or a statutory executive (in case of the financial statements of the Borrower) of any Obligor (other than the Parent) as giving a true and fair view of, and in the case of the Parent, fairly present (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), in all material respects its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	shall be prepared using the Accounting Principles, and using further accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Borrower, in the preparation of the Original Financial Statements and the Borrower’s Business Plan; and

(B)	in the case of the Parent, in the preparation of its Original Financial Statements,

unless, in relation to any set of financial statements, the Borrower notifies the Facility Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of another Obligor) deliver to the Facility Agent:

(C)
a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Borrower’s Business Plan or, as the case may be, relevant Original Financial Statements were prepared; and

(D)
sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Business Plan (in the case of the Borrower only) and/or Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Business Plan or, as the case may be, the Original Financial Statements were prepared.

(c)
If the Facility Agent wishes to discuss the financial position of any Obligor with the Auditors, the Facility Agent may notify the Borrower and Parent, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors.  In this event, the Borrower and the Parent must ensure that the Auditors are authorised (at the expense of the Borrower) at reasonable times and on reasonable notice:

(i)	to discuss the financial position of the relevant Obligor with the Facility Agent on request from the Facility Agent; and

(ii)	to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request.

22.4	Presentations

If the Facility Agent reasonably suspects a Default is continuing or may have occurred or may occur, an officer of the Parent must give a presentation to the Finance Parties about the on-going business and financial performance of the Parent Group and a statutory executive of the Borrower must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

22.5	Year-end

The Parent and the Borrower shall procure that each Financial Year-end of each member of the Group falls on 31 December.

22.6	Information: miscellaneous

The Parent and the Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)
at the same time as they are dispatched, copies of all documents (i) dispatched by the Parent to its shareholders generally (or any class of them), (ii) dispatched by the Borrower to its shareholders pursuant to mandatory provisions of Czech law, or (iii) dispatched by the Parent or the Borrower to their respective creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against any Obligor or any member of the Parent Group, and (i) which, if adversely determined, are reasonably likely to have a Material Adverse Effect, or (ii) which would involve a liability, or a potential or alleged liability, exceeding in aggregate at any one time USD 25,000,000 (or its equivalent in any other currencies) for the Parent Group or USD 5,000,000 (or its equivalent in any other currencies for the Group;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(d)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any other Obligor as any Finance Party through the Facility Agent may reasonably request.

22.7	Notification of default

(a)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its statutory executives on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Parent shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23.	FINANCIAL COVENANTS

23.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than one hundred and eighty (180) days after the date of supply;

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above;

deducting any amount raised by any member of the Group under any Intra-Group Loan or any Inter-Group Loan.

“Business Acquisition” means the acquisition of a company or any shares or securities therein or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)
adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period );

(c)
adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)
adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders of members of the Group and to the shareholders in the Borrower;

(e)
adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(f)
deducting the amount of any Capital Expenditure actually made during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost of, any Business Acquisitions and the amount of any Joint Venture Investments in cash; and

(g)	deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing EBITDA;

and in each case so that no amount shall be added (or deducted) more than once.

“Cashflow Cover” means the ratio of Cashflow to Debt Service in respect of any Relevant Period.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors maturing within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims;

(d)	any interest owing to any member of the Group; and

(e)	any amounts owed to any member of the Group under any Intra-Group Loan or any Inter-Group Loan.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges, and any amounts in respect of any Intra-Group Loan or any Inter-Group Loan;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by any member of the Group in favour of any person which is not a member of the Group.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Finance Charges for that Relevant Period;

(b)	the aggregate of all scheduled and mandatory repayments of Borrowings falling due and any voluntary prepayments made during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any such obligations owed to the Borrower; and

(iii)	any prepayment of the Facility which is required to be repaid under the terms of this Agreement; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by the Borrower,

and so that no amount shall be included more than once.

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(e)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(f)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 March 2009;

(g)	before taking into account any Pension Items;

(h)	excluding the charge to profit represented by the expensing of stock options; and

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, or depreciation or impairment of assets of members of the Group.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes;

(e)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis; and

(f)
including any cash dividends or distributions paid, or any payments (including any loans/advances provided, repayment and/or prepayment of principal amounts and payment of interest) under any Inter-Group Loan (but excluding any amounts in respect of interest accrued on the principal amounts of any Inter-Group Loans, to the extent that such principal amounts do not exceed those outstanding as at the date of this Agreement) by a member of the Group in respect of that Relevant Period.

in each case so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover” means the ratio of EBITDA to Finance Charges in respect of any Relevant Period.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Financial Quarter.

“Senior Secured Debt” means, at any date, the sum of:

(a)	the aggregate of Loans outstanding at that date;

(b)	the aggregate Financial Indebtedness outstanding at that date under the Factoring Facility Agreement; and

(c)	the aggregate amount of Permitted Financial Indebtedness outstanding at that date which is permitted to be subject to Security.

“Senior Secured Leverage” means, in respect of any Relevant Period, the ratio of Senior Secured Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

23.2	Financial condition

The Borrower shall ensure that:

(a)	Cashflow Cover: Cashflow Cover in respect of any Relevant Period shall not be less than 1.75:1.

(b)	Interest Cover: Interest Cover in respect of any Relevant Period shall not be less than 5.00:1.

(c)	Senior Secured Leverage: Senior Secured Leverage in respect of any Relevant Period shall not exceed 2.30:1.

23.3	Financial testing

The financial covenants set out in Clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested on a consolidated basis by reference to each of the consolidated financial statements of the Borrower (including, for the avoidance of doubt, Markiza) delivered pursuant to paragraphs (a)(ii) and (b)(ii) of Clause 22.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Provision and contents of Compliance Certificate), provided that (i) the up to CZK 1,230,000,000 dividend distributed by the Borrower to its shareholders in the Financial Year of the Borrower ending on 31 December 2009, and (ii) the repayments or prepayments of the CET Loan made in 2009 in the amount of CZK 1,032,282,188.44 and the prepayment of the loan under the CET Loan Agreement made from the proceeds of the Facility in accordance with paragraph (b) of Clause 3.1 (Purpose), shall be disregarded for the purposes of any such calculation.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation (including, without limitation, the Broadcasting Licences) required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)
ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document (subject to any necessary translation of such Finance Documents and notarisation of any such translation); and

(iii)	carry on its business where failure to do has or, in the reasonable opinion of the Majority Lender, is likely to have a Material Adverse Effect.

24.2	Compliance with laws

Each Obligor shall (and the Parent shall procure that each member of the Group will) comply in all respects with all laws to which it may be subject if failure to so comply has or is reasonably likely to have a Material Adverse Effect.

24.3	Environmental compliance

Each Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.4	Environmental claims

Each Key Obligor shall promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against it or any other member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it or any other member of the Group,

where the claim, if determined against it or any other member of the Group, has or is reasonably likely to have a Material Adverse Effect.

24.5	Taxation

(a)
Each Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 22.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

24.6	Merger

No Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

24.7	Change of business

Each Key Obligor shall procure that no substantial change is made to the general nature of its business or the business of any other member of the Group, in each case from that carried on at the date of this Agreement except where such change is not, in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect.

24.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

24.9	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)
Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee (or agreement to loan or guarantee) given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

24.10	Preservation of assets

Each Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will) shall maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary to the conduct of its business where failure to do so would, in the reasonable opinion of the Majority Lenders, have a Material Adverse Effect.

24.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or a Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.12	Negative pledge

In this Clause 24.12, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)
Neither CME Media Enterprises B.V., nor CME Romania B.V. shall (and the Parent shall ensure that no other person which becomes the owner of any shares of the Borrower after the date of this Agreement will) create or permit to subsist any Security or Quasi-Security over any shares of the Borrower.

(d)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

24.13	Disposals

(a)
Except as permitted under paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is or part of:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

24.14	Arm’s length basis

(a)
Except as permitted by paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) enter into any transaction with any Affiliate (other than a member of the Group) except on arm’s length terms for market value.

(b)	The following transactions shall not be a breach of this Clause 24.14:

(i)	Intra-Group Loans and Inter-Group Loans permitted under Clause 24.15 (Loans or credit);

(ii)
fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent;

(iii)	any Permitted Transaction; and

(iv)
payments in respect of management services, administration or other similar fees and charges invoiced to or by any Key Obligor or member of the Group by or to any Affiliate of any member of the Group, where the aggregate of such payments made by the members of the Group does not exceed CZK 100,000,000 (or its equivalent in any currencies) in any Financial Year, provided that promptly upon request of the Facility Agent, the Borrower shall provide to the Facility Agent  a reasonably detailed summary (including, without limitation, any information regarding such payments requested by, or actually provided by the members of the Group to, their respective auditors) of all such payments made under this paragraph (iv) during the period set out in the request of the Facility Agent (such period not to include any period for which the relevant information has already been provided in form and substance satisfactory to the Facility Agent by the Borrower in accordance with this  paragraph (iv)).

24.15	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

24.16	No Guarantees or indemnities

(a)
Except as permitted under paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is part of:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

24.17	Financial Indebtedness

(a)
Except as permitted under paragraph (b) below, no Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is part of:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

24.18	Share capital

No Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

24.19	Insurance

(a)
Each Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will) maintain insurances on and in relation to its business and material assets against those risks which a reasonable and prudent operator of the same or substantially similar business would consider prudent and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	Without affecting the generality of paragraph (a) above, each Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will) maintain the Required Insurances.

(c)
All insurances must be with independent insurance companies or underwriters which a reasonable and prudent operator of the same or substantially similar business as the business of the Borrower would consider to be reputable.

24.20	Access

If an Event of Default is continuing or the Facility Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the relevant Obligor (such cost only to be payable if an Event of Default is found to be continuing) (or, as applicable, relevant member of the Group), to (a) the premises, assets, books, accounts and records of the relevant Obligor (or, as applicable, relevant member of the Group), and (b) meet and discuss matters with senior management of the relevant Obligor (or, as applicable, relevant member of the Group).

24.21	Intellectual Property

(a)	Each Key Obligor shall (and each Key Obligor shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its respective business;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property by it;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of the Borrower or Markiza, as applicable, to use such property; and

(v)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (i) to (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)
Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 24.21 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) is contemplated by the definition of Permitted Transaction.

24.22	Amendments

(a)
No Obligor shall amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors) or enter into any agreement with any shareholders of any member of the Group which is not a member of the Group except in writing:

(i)	in accordance with the provisions of Clause 38 (Amendments and Waivers);

(ii)
to the extent that that amendment, variation, novation, supplement, superseding, waiver or termination is permitted by this Agreement or in writing by the Facility Agent (acting on instruction of the Majority Lenders); or

(iii)	in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders.

(b)	The Parent and/or the Borrower shall promptly supply to the Facility Agent a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

24.23	Financial assistance

Each Key Obligor shall (and each Key Obligor shall procure that each member of the Group will) comply in all respects with sections 677 to 683 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including (without limitation) in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

24.24	Borrower’s accounts

(a)
The Borrower shall ensure that all banking accounts of the Borrower (i) be opened and maintained with the Facility Agent, other Finance Party or another bank approved in writing by the Facility Agent and (ii) be subject to valid Security under the Transaction Security Documents.

(b)	The failure to comply with paragraph (a) shall not be a breach of this Clause 24.24 to the extent that the Borrower has opened with Bank Mendes Gans nv the cash-pooling accounts Nos.:

(A)	NL80BKMG0261081985 (in CZK);

(B)	NL96BKMG0261092367 (in EUR);

(C)	NL70BKMG0261102923 (in USD);

subject to the conditions set out in paragraph (b) of the definition of “Permitted Security” and provided further that the aggregate of the balances deposited in such accounts by the Borrower does not exceed CZK 200,000,000 (or its equivalent in other currencies) at any time.

(c)	The failure to comply with paragraph (a)(i) shall not be a breach of this Clause 24.24 to the extent that:

(i)
for the period of not more than 3 calendar months from the date of this Agreement, the Borrower will have opened with Raiffeisenbank a.s., a joint-stock company established under the laws of the Czech Republic, having its registered office at Prague 4, Hvězdova 1716/2b, Postal Code: 140 78, Business Identification No.: 49240901, registered in the Commercial Register maintained by the Municipal Court in Prague, Section B., File 2051, the accounts Nos.:

(A)	166557837/5500 (in CZK);

(B)	166557837/5500 (in EUR);

(C)	166557837/5500 (in USD); and

(D)	158607304/5500 (in CZK); and

(ii)
the Borrower has opened with Slovenská sporiteľňa, a.s., a joint-stock company established under the laws of the Slovak Republic, having its registered office at Bratislava, Tomášikova 48, Postal Code: 832 37, Business Identification No.: 00 151 653, registered in the Commercial Register maintained by the District Court in Bratislava, Section Sa, File 601/B., the accounts Nos.:

(A)	SK7909000000000633651954 (in CZK); and

(B)	SK040900000000633651946 (in EUR).

24.25	Treasury Transactions

No Key Obligor shall (and each Key Obligor shall procure that no other member of the Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements; and

(b)	spot and forward delivery foreign exchange and interest rate contracts entered into in the ordinary course of its business as conducted on the date of this Agreement and not for speculative purposes.

24.26	Compliance with Hedging Letter

The Borrower shall ensure that all interest rate hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders).

24.27	Further assurance

(a)
Each Obligor providing Transaction Security shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor providing Transaction Security shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

24.28	Syndication

The Parent and the Borrower shall provide reasonable assistance to the Arranger in the preparation of the Information Package and the primary syndication of the Facility (including, without limitation, by making senior management of the Parent and each Key Obligor available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

24.29	Conditions subsequent

The Borrower shall within 90 days of the date of this Agreement enter into the Hedging Agreements.

24.30	Parent Undertaking

The Parent shall (and shall procure that each Restricted Subsidiary will), where it or any Restricted Subsidiary is the creditor of any loans or advances made to any member of the Group, the principal amount of which is equal to or greater than CZK 100,000,000 (or its equivalent in any other currencies) individually or in aggregate, grant security in favour of the Security Agent over its rights under such loans or advances on terms acceptable to the Security Agent (acting on the instructions of the Majority Lenders).

24.31	Additional Guarantors

The Parent shall procure that in the case that any loan is proposed to be made by any Key Obligor, CME Slovak Holdings N.V. or any other member of the Group which becomes a Restricted Subsidiary (“Group Creditor”) to the Parent or any Restricted Subsidiary (the “Group Debtor”), the Group Debtor shall become an Additional Guarantor in accordance with Clause 28.2 (Additional Guarantor) simultaneously with or before the provision of such loan by the Group Creditor.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.18 (Acceleration).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

25.2	Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

25.3	Information undertakings, general undertakings and Transaction Security Documents

(a)	An Obligor does not comply with the provisions of Clause 22 (Information Undertakings) and/or Clause 24 (General Undertakings) and/or with any material provision of any Transaction Security Document.

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

25.4	Other obligations

(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants) and Clause 25.3 (Information undertakings, general undertakings and Transaction Security Documents)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

25.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and the circumstances giving rise to such misrepresentation, if capable of remedy, are not remedied so as to make such representation or statement correct or not misleading by the date falling twenty (20) days after the earlier of (i) the Facility Agent giving notice to the Obligor, or (ii) the Obligor becoming aware of the misrepresentation provided that at all times during such period the Obligor is taking all steps reasonably available to it to remedy the circumstances giving rise to the misrepresentation.

25.6	Cross default

(a)	Any Financial Indebtedness of any Significant Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Significant Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of any Significant Subsidiary is cancelled or suspended by a creditor of any Significant Subsidiary as a result of an event of default (however described).

(d)
Any creditor of any Significant Subsidiary becomes entitled to declare any Financial Indebtedness of any Significant Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 25,000,000 (or its equivalent in any other currency or currencies) in aggregate for all Significant Subsidiaries.

25.7	Insolvency

(a)
An Obligor is unable or admits inability to pay its debts as they fall due or is deemed in any Relevant Jurisdiction to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on its financial indebtedness or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness.

(b)	Any Obligor is insolvent in its jurisdiction of incorporation.

(c)
A moratorium is declared in respect of any financial indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will by itself not remedy any Event of Default caused by that moratorium.

25.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, insolvency, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor by reason of financial difficulties of that Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its material assets; or

(iv)	enforcement of any Security over any material assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)
any winding-up or bankruptcy petition or any other action, proceeding, step or other procedure which is frivolous or vexatious and is discharged, stayed or dismissed within 30 Business Days of commencement; or

(ii)	any action, proceeding, step or other procedure contemplated by paragraph (b) or (d) of the definition of Permitted Transaction.

25.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any material asset or assets of an Obligor and is not discharged, stayed or dismissed within 30 Business Days.

25.10	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its payment or reporting obligations or any other material undertakings under the Finance Documents, or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective, in each case in any material respect.

25.11	Cessation of business

Any Key Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

25.12	Change of ownership

An Obligor (other than the Parent) ceases to be a Subsidiary of the Parent, except as a result of a Change of Control or a disposal which is a Permitted Disposal or a Permitted Transaction.

25.13	Expropriation

The authority or ability of any Key Obligor to conduct all or a material part of its business is curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority in relation to any Key Obligor or any of its material assets.

25.14	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

25.15	Judgments and arbitral awards

Any Obligor or any member of the Group fails to satisfy any final and non-appealable judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject, where the amount of relief from, and/or a liability (including, without limitation, any pre- and/or post-judgment interest but excluding any award in respect of costs of relevant proceedings) under such judgment or award, (i) of the Parent Group as a whole is at any one time in aggregate at least USD 25,000,000 (or its equivalent in other currency or currencies), or (ii) of any member of the Group is at any one time in aggregate at least USD 7,500,000 (or its equivalent in other currency or currencies).

25.16	Authorisations

A decision is issued by the Czech Media Council or the Slovak Media Council which is confirmed by a final and non-appealable decision of a court of competent jurisdiction and which in the reasonable opinion of the Majority Lenders is likely to directly result in the revocation or termination of any Broadcasting Licence.

25.17	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

25.18	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26 and to Clause 27 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)
receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)
the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) made in connection with primary syndication of the Facility, or (iii) made under Clause 7.3(c)(i), the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of EUR 2,000 (or its equivalent in CZK calculated by the Facility Agent using such exchange rate as determined reasonably by the Facility Agent).

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Parent Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.11 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.11 (Pro rata interest settlement), on the Transfer Date:

(i)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate or Assignment Agreement

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

26.8	Additional Lenders

(a)
A bank or financial institution may become an Additional Lender, with the prior consent of the Facility Agent and the Borrower, at any time prior to the day falling three (3) Business Days before the last day of Availability Period, by executing and delivering to the Facility Agent a duly completed Accession Deed.

(b)	For the avoidance of doubt, following the accession of an Additional Lender:

(i)
the Commitment of that Additional Lender shall be the amount in CZK set forth in the Accession Deed (and the amount of any other Commitment transferred to it under this Agreement) in each case to the extent not cancelled, reduced or transferred by it under this Agreement; and

(ii)	the Total Commitments shall be increased by the amount corresponding to the Commitment of that Additional Lender.

26.9	Accession of Hedge Counterparties

A Hedge Counterparty may (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging Agreement) transfer any of its rights and benefits or obligations in respect of the Hedging Agreements to which it is a party if any transferee has (if not already party to this Agreement as a Hedge Counterparty) acceded to this Agreement as a Hedge Counterparty.

26.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.11	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) or any assignment pursuant to Clause 26.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

27.1	Prohibition on Debt Purchase Transactions by the Parent Group

The Parent shall not, and shall procure that each other member of the Parent Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

28.	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know your customer” checks), the Parent may request that any of its wholly-owned Subsidiaries become a Guarantor.

(b)	A member of the Parent Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Deed; and

(ii)
the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(c)
The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

28.3	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10
THE FINANCE PARTIES

29.	ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER AND OTHERS

29.1	Appointment of the Facility Agent and the Security Agent

(a)	Each of the Arranger, the Lenders and the Security Agent appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger, the Lenders and the Security Agent authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each of the Secured Parties appoints the Security Agent to act as its agent under and in connection with the Finance Documents.

(d)
Each of the Secured Parties authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Facility Agent and the Security Agent

(a)
Subject to paragraph (b) below, the Facility Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent or, as applicable, the Security Agent for that Party by any other Party.

(b)	Without prejudice to Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(c)
Except where a Finance Document specifically provides otherwise, neither the Facility Agent, nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Parent Group

The Facility Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Parent Group.

29.6	Rights and discretions

(a)	The Facility Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or an Extension Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its respective personnel and agents.

(e)
Each of the Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as the Facility Agent and/or the Security Agent (as applicable) under this Agreement.

(f)
Without prejudice to the generality of paragraph (e) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)
The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or Alternative Reference Bank or the identity of any such Lender or Alternative Reference Bank for the purpose of paragraph (a)(ii) of Clause 13.2 (Market Disruption).

29.7	Majority Lenders’ instructions

(a)
Unless a contrary indication appears in a Finance Document, each of the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent and/or Security Agent (as applicable) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent and/or Security Agent (as applicable)) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Facility Agent and the Security Agent, may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
Neither the Facility Agent, nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.8	Responsibility for documentation

Neither the Facility Agent, the Security Agent nor the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.11 (Disruption to Payment Systems etc.)), neither the Facility Agent, nor the Security Agent  will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent or (in relation to officers, employees or agents of the Security Agent or any Receiver or Delegate) the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent (as applicable) or any Receiver or Delegate, in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent, Receiver or Delegate in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent and the Security Agent and any Receiver and Delegate may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)
Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

29.10	Lenders’ indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent and/or the Security Agent, as the case may be (otherwise than by reason of the its gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent  in acting as Facility Agent and/or Security Agent under the Finance Documents (unless the Facility Agent and/or Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11	Resignation of the Facility Agent and/or the Security Agent

(a)
The Facility Agent and/or the Security Agent may resign and appoint one of its Affiliates acting through an office in the Czech Republic as successor Facility Agent and/or Security Agent, as the case may be, by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Facility Agent and/or the Security Agent may resign by giving 30 days notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent and/or Security Agent (as applicable).

(c)
If the Majority Lenders have not appointed a successor Facility Agent and/or Security Agent (as applicable) in accordance with paragraph (a) above within 20 days after notice of resignation was given, the retiring Facility Agent and/or the Security Agent may (after consultation with the Borrower) appoint a successor Facility Agent and/or Security Agent (as applicable) (acting through an office in the Czech Republic).

(d)
If the Facility Agent and/or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent and/or the Security Agent is entitled to appoint a successor Facility Agent and/or Security Agent under paragraph (c) above, the Facility Agent and/or the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor agent to become a party to this Agreement as Facility Agent and/or the Security Agent) agree with the proposed successor agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent and/or the Security Agent consistent with then current market practice for the appointment and protection of agents together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor agent’s normal fee rates and those amendments will bind the Parties.

(e)
The retiring Facility Agent and/or Security Agent (as applicable) shall, at its own cost, make available to its successor agent such documents and records and provide such assistance as such successor agent may reasonably request for the purposes of performing its functions as Facility Agent and/or Security Agent (as applicable) under the Finance Documents.

(f)
The resignation notice of the Facility Agent and/or the Security Agent (as applicable) shall only take effect upon the appointment of a successor Facility Agent and/or Security Agent, as the case may be.

(g)
Upon the appointment of a successor, the retiring Facility Agent and/or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.12	Replacement of the Facility Agent and/or the Security Agent

(a)
After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) and/or the Security Agent (as applicable) replace the Facility Agent and/or the Security Agent (as applicable) by appointing a successor agent (acting through an office in the Czech Republic).

(b)
The retiring Facility Agent and/or the Security Agent (as applicable) shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent and/or the Security Agent (as applicable) such documents and records and provide such assistance as such successor agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent (as applicable) under the Finance Documents.

(c)
The appointment of the successor Facility Agent and/or the Security Agent (as applicable) shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent and/or the Security Agent (as applicable).  As from this date, the retiring Facility Agent and/or the Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (and any agency fees for the account of the retiring Facility Agent and/or the Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date).

(d)
Any successor Facility Agent and/or Security Agent (as applicable) and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.13	Confidentiality

(a)
In acting as agent for the Finance Parties, each of the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent and/or Security Agent (as applicable), it may be treated as confidential to that division or department and the Facility Agent and/or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent, nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.14	Relationship with the Lenders

(a)
Subject to Clause 26.11 (Pro rata interest settlement), each of the Facility Agent and the Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the principal office of the Facility Agent and/or the Security Agent as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

(c)
Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(d)
Any Lender may by notice to the Facility Agent and/or the Security Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.6 (Electronic communication) and the Facility Agent and/or Security Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Parent Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of the Information Package, the Valuation Report and any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.16	Reference Banks and Alternative Reference Banks

If a Reference Bank or Alternative Reference Bank (or, if a Reference Bank or Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank or Alternative Reference Bank.

29.17	Deduction from amounts payable by the Facility Agent and/or the Security Agent

If any Party owes an amount to the Facility Agent and/or the Security Agent (as applicable) under the Finance Documents the Facility Agent and/or the Security Agent (as applicable) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent and/or the Security Agent (as applicable) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.18	The Security Agent

In addition and without prejudice to, the provisions of this Clause 29 (Role of the Facility Agent, the Security Agent, the Arranger and the others), the provisions set out in Schedule 13 (Supplementary Security Agent Provisions) shall apply in respect of the Security Agent.

29.19	Declaration of Trust

To the extent the Transaction Security is not transferred, charged or granted to the Security Agent on trust, and subject to the provisions of Clause 29.21 (Non-Trust Jurisdictions), the Security Agent declares itself trustee of the Transaction Security created or purported to be created pursuant to the Transaction Security Documents to hold the same on trust for the Secured Parties on the terms and subject to the conditions set out in this Agreement (including those set out in this Clause 29 (Role of the Facility Agent, the Security Agent, the Arranger and the others) and Schedule 13 (Supplementary Security Agent Provisions).  Each of the Parties agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement (including the provisions set out in Schedule 13 (Supplementary Security Agent Provisions)) and acknowledge those duties are solely of a mechanical and administrative nature.

29.20	Provisions supplemental to the provisions of the Trustee Acts

The rights, powers and discretions conferred upon the Security Agent by this Agreement (including, without limitation, Schedule 13 (Supplementary Security Agent Provisions)) shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise. Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

29.21	Non-Trust Jurisdictions

It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be created by this Agreement, the relationship of the Secured Parties to the Security Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the Parties.

29.22	Covenant to Pay

Each Obligor hereby covenants with the Security Agent as trustee for the Secured Parties that such Obligor shall on demand of the Security Agent discharge all obligations which are then due and payable and which such Obligor may at any time owe to the Security Agent (whether for its own account or as trustee or agent for the Secured Parties) or any of the other Secured Parties (whether for their own account or as trustee or agent of the persons who such Secured Parties represent or for whom they act) under or pursuant to the Finance Documents including any liability in respect of any further advances made under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and each Obligor shall pay to the Security Agent when due and payable every sum at any time owing, due or incurred by such Obligor to the Security Agent (whether for its own account or as trustee or agent for the Secured Parties) or any of the other Secured Parties (whether for their own account or as trustee or agent of the persons who such Secured Parties represent or for whom they act) in respect of any such liabilities.

29.23	Parallel Debt Obligation

(a)
Each Obligor hereby agrees and covenants with the Security Agent by way of an acknowledgement of debt that it shall pay to the Security Agent sums equal to, and in the currency of, the Secured Obligations owing by it under the Finance Documents (the “Principal Obligations”) as and when the same fall due for payment under the Finance Documents (the “Parallel Obligations”).

(b)
The Security Agent shall have its own independent right to demand payment of the Parallel Obligations by the Obligors (such demand to be made in accordance with, and only in the circumstances permitted under, the Finance Documents and only if permitted by this Agreement).  The rights of the Finance Parties (other than the Security Agent) or any person which a Finance Party represents to receive payment of the Principal Obligations are several from the rights of the Security Agent to receive payment of the Parallel Obligations provided that the payment by an Obligor of its Parallel Obligations to the Security Agent in accordance with this Clause 29.23 (Parallel Debt Obligation) shall be a good discharge of the corresponding Principal Obligations and the payment by an Obligor of its Principal Obligations in accordance with the provisions of the Finance Documents shall be a good discharge of the corresponding Parallel Obligations.  In the event of a good discharge of any Principal Obligations of the Security Agent shall not be entitled to demand payment of the corresponding Parallel Obligations and such Parallel Obligations shall be discharged to the same extent.  In the event of a good discharge of any Parallel Obligations the Finance Parties or any person which a Finance Party represents shall not be entitled to demand payment of the corresponding Principal Obligations and such Principal Obligations shall be discharged to the same extent.

29.24	No Independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security except through the Security Agent.

29.25	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Security Agent or the Facility Agent) the terms of any reliance letter or engagement letters relating to the Valuation Report or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the Valuation Report, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Facility Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

32.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)
Where a sum is to be paid to the Facility Agent and/or the Security Agent (as applicable) under the Finance Documents for another Party, the Facility Agent and/or the Security Agent (as applicable) is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent and/or the Security Agent (as applicable) pays an amount to another Party and it proves to be the case that the Facility Agent and/or the Security Agent (as applicable) had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent and/or the Security Agent (as applicable) shall on demand refund the same to the Facility Agent and/or the Security Agent (as applicable) together with interest on that amount from the date of payment to the date of receipt by the Facility Agent and/or the Security Agent (as applicable), calculated by the Facility Agent and/or the Security Agent (as applicable) to reflect its cost of funds.

32.5	Impaired Agent

(a)
If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 32.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 32.4 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 29.12 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 32.4 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 32.2 (Distributions by the Facility Agent).

32.6	Partial payments

(a)
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, CZK is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than CZK shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Prague interbank market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Original Obligor, that identified with its name below;

(b)	in the case of each Lender, or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

34.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Facility Agent has been appointed.

34.6	Electronic communication

(a)
Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

34.7	Use of websites

(a)
The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Parent shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Facility Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(iv) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing\.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Parent shall at its own cost comply with any such request within ten Business Days.

34.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Prague interbank market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Borrower.  This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to Clause 7 (Extension of Initial Termination Date) or Clause 9 (Mandatory Prepayment));

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 9 (Mandatory prepayment), Clause 26 (Changes to the Lenders) or this Clause 38;

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity);

(B)	the Charged Property;

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(D)	any arrangement to the order of priority set out in paragraph 2.1 (Order of Application) of Schedule 13 (Supplementary Security Agent Provisions),

(except in the case of paragraph (B) to (D) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(x)
the release of any guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger, the Security Agent or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Arranger, the Security Agent or, as the case may be, that Hedge Counterparty.

(c)
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Borrower and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

38.3	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality) or to pay additional amounts pursuant to Clause 16.1 (Increased Costs) or Clause 15.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Borrower may, on 10 Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Non-Consenting Lender notifies the Borrower and the Facility Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Borrower; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)
the Borrower or the Facility Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)
Lenders whose Commitment aggregate more than 70 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 70 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

38.4	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments have been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment.

(b)	For the purposes of this Clause 38.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Facility Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents, to any potential Additional Lender, and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 29.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.9 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of the Total Commitments;

(viii)	currency of the Facility;

(ix)	type of the Facility;

(x)	ranking of the Facility;

(xi)	the Termination Date;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement (and any non-contractual matters arising in connection with this Agreement) is governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to any non-contractual matters and/or the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 42 is for the benefit of the Finance Parties and Secured Parties only.  As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints CME Development Corporation with its registered branch at 52 Charles Street, London W1J 5EU, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Facility Agent.  Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation

CET 21 spol.s r.o.	45800456 Czech Republic

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation

Central European Media Enterprises Ltd.	19574 Bermuda

CME Media Enterprises B.V.	33246826 The Netherlands

CME Romania B.V.	33289326 The Netherlands

CME Slovak Holdings B.V.	34274606 The Netherlands

MARKÍZA - SLOVAKIA, spol. s r.o.	31 444 873 Slovak Republic

Part II

The Original Lenders

Name of Original Lender	Commitment

Česká spořitelna, a.s.	1,600,000,000 or, following the Increase Date applicable to Česká spořitelna, a.s. (if any): the amount set forth in the Increase Confirmation delivered to the Facility Agent by Česká spořitelna, a.s.

UniCredit Bank Czech Republic, a.s.
500,000,000

or, following the Increase Date applicable to UniCredit Bank Czech Republic, a.s. (if any):

the amount set forth in the Increase Confirmation delivered to the Facility Agent by UniCredit Bank Czech Republic, a.s.

BNP Paribas	400,000,000 or, following the Increase Date applicable to BNP Paribas (if any): the amount set forth in the Increase Confirmation delivered to the Facility Agent by BNP Paribas

Schedule 2

CONDITIONS PRECEDENT

Part I
Conditions precedent required to be delivered by the Original Obligors prior to initial Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)
A copy of the resolutions of the general meeting of the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party.

(c)	A copy of the resolution of executives of the Borrower

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Extension Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A copy of a resolution of the board of each Original Obligor other than the Borrower or in case of Markiza, a copy of a resolution of majority of the executive directors (konatelia) of Markiza:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party; and

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.

(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) and (d) above in relation to the Finance Documents and related documents.

(f)
A copy of a resolution signed by all the holders of the issued shares in each of CME Media Enterprises B.V., CME Romania B.V., CME Slovak Holdings B.V. and Markiza, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(g)
A certificate of each Original Obligor (signed by its respective authorised signatories) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded (including, without limitation, any limit, restriction or covenant set out in any Parent Note Document or any Parent Note Instrument).

(h)
A certificate of an authorised signatory of the Borrower or other relevant Original Obligor certifying that each copy document relating to it specified in Clauses 1(a) through 1(d), Clause 1(f), Clauses 4(b) through (j) of this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the Obligors.

(b)	The Fee Letters executed by the Borrower.

(c)	The Hedging Letter in agreed form and executed by the Borrower.

(d)	At least one original of the following Transaction Security Documents executed by the relevant Obligors specified below opposite the relevant Transaction Security Document:

Name of relevant Obligor	Transaction Security Document

The Borrower	First ranking share pledge/charge/mortgage over all existing and further issued shares of CME Slovak Holdings B.V.

First ranking pledge over the ownership interest representing 100% of the registered capital of Jyxo, s.r.o.

Copy of the application to the Czech Commercial Register confirmed by the Czech Commercial Register for the registration of the pledge over the ownership interest representing 100% of the registered capital of Jyxo, s.r.o. in favour of the Security Agent
First ranking pledge over the ownership interest representing 100% of the registered capital of BLOG Internet,  s.r.o.

Copy of the application to the Czech Commercial Register confirmed by the Czech Commercial Register for the registration of the pledge over the ownership interest representing 100% of the registered capital of BLOG Internet,  s.r.o. in favour of the Security Agent

First ranking mortgage over all immovable assets (except the Excluded Property) of the Borrower

Copy of the applications for registration of each Transaction Security Document purporting to create a Security over the immovable assets of the Borrower with the respective cadastral registers evidencing that the applications have been duly submitted with such offices

First ranking pledge over movable assets of the Borrower determined by the Security Agent

Copy of extract from the Czech Notarial Register with respect to the above movable assets confirming that the pledge over those assets has been duly created

Pledge of receivables of the Borrower under the contracts for the sale of the advertising time and under the Factoring Facility Agreement

Copy of notices of pledge sent by the Borrower to relevant counterparties
Pledge of Required Insurance Policies

Copy of notices of pledge sent by the Borrower to relevant counterparties
First ranking pledge over bank accounts of the Borrower held with the Finance Parties

Copy of notices  of pledge sent by the Borrower to relevant counterparties
First ranking pledge over the enterprise of the Borrower

Copy of extract from the Czech Notarial Register with respect to the enterprise of the Borrower confirming that the pledge over the enterprise of the Borrower has been duly created

CME Romania B.V.	English law assignment of the loan provided under the CET Loan Agreement

Dutch law pledge over the loan provided under the Markiza Loan Agreement

Notice of acknowledgement of the assignment of the loan provided under the Markiza Loan Agreement confirmed by Markiza

3.	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Original Lenders, capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility and each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(a)
A legal opinion of White & Case LLP, legal advisers to the Facility Agent and the Arranger as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of the following legal advisers to the Facility Agent and Arranger:

(i)	White & Case, advokátní kancelář, as to Czech law;

(ii)	White & Case s.r.o., as to Slovak law; and

(iii)	Nauta Dutilh N.V., as to Dutch law.

(c)	A capacity legal opinion of the following legal advisers to the Obligors:

(i)	Kotrlik Bourgeault Andrusko, legal advisers to the Borrower as to Czech law;

(ii)	Allen & Overy Bratislava, s.r.o., legal advisers to Markiza as to Slovak law;

(iii)	Loyens & Loeff, legal advisers to the Obligors incorporated in the Netherlands as to Dutch law; and

(iv)	Conyers Dill Pearman, legal advisers to the Parent as to Bermuda law.

4.	Other documents and evidence

(a)
Evidence that any process agent referred to in Clause 42.2 (Service of process) and in the English law assignment of the loan provided under the CET Loan Agreement referred to in Clause 2 above has accepted its appointment.

(b)	A copy, certified by an authorised signatory of the Borrower to be a true copy, of the CET Loan Agreement.

(c)	A copy, certified by an authorised signatory of the CME Romania B.V. to be a true copy, of the Markiza Loan Agreement.

(d)	A copy, certified by an authorised signatory of the Parent to be a true copy, of each Parent Note Document.

(e)	A certificate signed by an authorised signatory of the Parent certifying that the Parent Note Documents are in full force and effect.

(f)	A copy of the Valuation Report.

(g)	A copy, certified by an authorised signatory of the Parent or relevant Key Obligor, as applicable, to be a true copy, of the Original Financial Statements of the Parent and each Key Obligor.

(h)	A copy of the Broadcasting Licences.

(i)	The Borrower’s Business Plan.

(j)	The Parent Group Business Plan.

5.	Insurance

All insurance policies subject to or expressed to be subject to the Transaction Security relating to the Charged Property, including, without limitation the Required Insurance Policies.

6.	Other documents and evidence

Evidence that the fees, costs and expenses then due and demanded from the Borrower pursuant to Clause 14 (Fees), Clause 15.6 (Stamp taxes) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Part II
Conditions precedent required to be
delivered by an Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board (or, in the case of a Slovak Additional Obligor, where there is no board of directors, of majority of its statutory executives) of the Additional Obligor:

(a)
approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.
A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party, if applicable.

6.
A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

8.
A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)
If the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 21.24 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

11.
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	Any security documents which are required by the Facility Agent to be executed by the proposed Additional Obligor.

13.	Any notices or documents required to be given or executed under the terms of those security documents.

14.	(a)
If the Additional Obligor is incorporated in England and Wales or Scotland, evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

(b)
If the Additional Obligor is not incorporated in England and Wales or Scotland, such documentary evidence as legal counsel to the Facility Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

SCHEDULE 3

UTILISATION REQUEST

From:	CET 21 spol.s r.o.

To:	[Facility Agent]

Dated:

Dear Sirs

CET 21 spol.s r.o. – Up to 3,000,000,000 Term Facility Agreement dated [●] (the “Facility Agreement”)

1.
We refer to the Facility Agreement.  This is a Utilisation Request.  Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[●]

(b)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
(c)	Currency of Loan:	CZK
(d)	Amount:	[●] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

CET 21 spol.s r.o.

SCHEDULE 4

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[●] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

CET 21 spol.s r.o. – Up to 3,000,000,000 Term Facility Agreement dated [●] (the “Facility Agreement”)

1.
We refer to the Facility Agreement.  This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.5 (Procedure for transfer) of the Facility Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement (and any non-contractual matters arising in connection with this Agreement) is governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:           The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Facility Agent, and the Transfer Date is confirmed as [●].

[Facility Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[●] as Facility Agent and [●], [●] as Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

CET 21 spol.s r.o. – Up to 3,000,000,000 Term Facility Agreement dated [●] (the “Facility Agreement”)

1.
We refer to the Facility Agreement.  This is an Assignment Agreement.  This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.6 (Procedure for assignment) of the Facility Agreement:

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

8.
This Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement (and any non-contractual matters arising in connection with this Agreement) is governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:           The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Facility Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

SCHEDULE 7

FORM OF ACCESSION DEED

To:	[●] as Facility Agent

From:	[[Subsidiary] and [Parent]]/[[Additional Lender] and [Borrower]]

Dated:

Dear Sirs

CET 21 spol.s r.o. – Up to 3,000,000,000 Term Facility Agreement dated [●] (the “Facility Agreement”)

1.
We refer to the Facility Agreement.  This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.
[[Subsidiary] agrees to become an Additional Guarantor on and from the date of this Accession Deed and to be bound on and from the date of this Accession Deed by the terms of the Facility Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors) of the Facility Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●].]

[OR]

[[Additional Lender] agrees to become an Additional Lender on and from the date of this Accession Deed and to be bound on and from the date of this Accession Deed by the terms of the Facility Agreement and the other Finance Documents as an Additional Lender with a Commitment of CZK [●].]

3.	[Subsidiary’s]/[Additional Lender’s] administrative details for the purposes of the Facility Agreement are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Deed (and any non-contractual matters arising in connection with this Agreement) is governed by English law.

THIS ACCESSION DEED has been [signed on behalf of the Parent and] executed as a deed by [[Subsidiary] [Additional Lender]] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED	)

By: [Subsidiary][Additional Lender]	)

____________________________	Director

____________________________	Director/Secretary

OR

[EXECUTED AS A DEED	)

By: [Subsidiary]

____________________________	Signature of Director

____________________________	Name of Director

in the presence of:

____________________________	Signature of witness

____________________________	Name of witness

____________________________	Address of witness

____________________________

____________________________

____________________________

____________________________	Occupation of witness]

[The Parent][The Borrower]

____________________________	[Parent][Borrower]

By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[●] as Facility Agent

From:	CET 21 spol.s r.o.

Dated:

Dear Sirs

CET 21 spol.s r.o. – Up to 3,000,000,000 Term Facility Agreement dated [●] (the “Facility Agreement”)

1.
We refer to the Facility Agreement.  This is a Compliance Certificate.  Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Cashflow Cover is [●].

(b)           Interest Cover is [●].

(c)           Senior Secured Leverage is [●].

3.	We confirm that no Default is continuing.*

Signed	…………………..	……………………..
	Executive of CET 21 spol.s r.o.	Executive of CET 21 spol.s r.o

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:

[insert name of Lender/potential Lender]

Re:           The Facility

Borrower: CET 21, spol. s r.o. Amount: CZK 2,500,000,000 Agent: Česká spořitelna, a.s.

Dear Sirs

Terms used in this letter shall have the same meaning as given to them in the Agreement unless otherwise stated herein. [In connection with your proposed acquisition of an interest in the Facility by way of [assignment/transfer/sub-participation], by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking. You undertake:

1.
To keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

2.
to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

3.	to use the Confidential Information only for the Permitted Purpose;

4.
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

5.
save as where otherwise permitted under the Agreement, not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure. We agree that you may disclose Confidential Information:

1.	to any of your Affiliates and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of you and your Affiliates;

2.
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of you and/or your Affiliates are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of you and/or your Affiliates; or

3.	with the prior written consent of us and the Borrower.

3.
Notification of Required or Unauthorised Disclosure.  You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.
Return of Copies.  If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2 above.

5.
Continuing Obligations.  The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter [which have been entered into by you in connection with your proposed acquisition of an interest by way of assignment/transfer/sub-participation shall cease if you become a party to or otherwise acquire (by assignment, transfer or sub participation) an interest, direct or indirect in the Facility or] twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2.1) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc. You acknowledge and agree that:

1.
neither we nor any of our officers, employees or advisers (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

2.
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each of our officers, employees or advisors or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.
No Waiver; Amendments, etc.  This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter.  The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.
Inside Information.  You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.
Nature of Undertakings.  The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.
Third party rights.  Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

11.
Governing Law and Jurisdiction.  This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions. In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facility provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Permitted Purpose” means the general administration of the Facility in accordance with Clause 29.14 (Relationship with the Lenders)) of the Agreement and any assignment, transfer or sub-participation in accordance with paragraphs b(i) through  paragraph b(iv) of Clause 39.2 (Disclosure of Confidential information) of the Agreement.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................

For and on behalf of

[Lender]

To:	[Lender]

We acknowledge and agree to the above:

…................................

For and on behalf of

[potential Lender]

SCHEDULE 10

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 am
PRIBOR is fixed	Quotation Day as of 11:00 a.m.

“U”	=	date of utilisation of a Loan

“U - X”	=	X Business Days prior to date of utilisation of a Loan

SCHEDULE 12

EXISTING SECURITY

Pledge of receivables owed to the Borrower under the Factoring Facility Agreement in accordance with the Agreement on Pledge of Receivables No. ZP01/2644/05/LCD between Česká spořitelna, a.s. (“CSAS”), and the Borrower, dated March 22, 2007, securing the obligations owed by the Borrower to CSAS under (i) the CZK 1,200,000,000 facility agreement No. 2644/05/LCD dated 27 October 2005, as amended from time to time, and (ii) the CZK 250,000,000 facility agreement No. 2645/05/LCD dated 27 October 2005, as amended from time to time, in each case made between the Borrower as borrower and CSAS as lender.

SCHEDULE 13

SUPPLEMENTARY SECURITY AGENT PROVISIONS

1.	RIGHTS, DUTIES, POWERS, DISCRETIONS AND REMUNERATION OF THE SECURITY AGENT

(a)
The Security Agent shall have such rights, powers, authorities and discretions as are conferred on it by this Agreement and the Transaction Security Documents together with such rights, powers, authorities and discretions as are reasonably incidental thereto.  The Security Agent shall not be under any obligations other than those which are specifically provided for in this Agreement and/or any relevant Finance Document.

(b)
The Security Agent may, in its absolute discretion refrain from taking any (or any further) action or exercising any right, power, authority or discretion under or in respect of this Agreement or any Transaction Security Document until it has received instructions from the Facility Agent as to whether (and/or the way in which) such action, right, power, authority or discretion is to be taken or exercised.

(c)
The Security Agent shall not be required to take any action in accordance with any instructions from the Facility Agent and/or the Majority Lenders (as the case may be) in respect of this Agreement or any of the Transaction Security Documents unless it has been indemnified and/or secured to its satisfaction (in its absolute discretion) whether by way of payment in advance or otherwise, against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

(d)
The Security Agent shall be entitled to such remuneration as it may from time to time agree with the Borrower and have approved by the Facility Agent.  The Security Agent shall not by virtue of receiving any such remuneration or other payment be deprived of any rights, powers, privileges or immunities which a gratuitous trustee would have had in relation to this Agreement or any of the Transaction Security Documents.

(e)
The Security Agent may, in the absence of any instructions to the contrary and/or any relevant contrary requirement contained in this Agreement, act or refrain from acting with respect to the exercise of any of its duties under this Agreement and/or any other Finance Document which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties.

(f)
Notwithstanding the provisions of paragraph 1(b) above, at any time after receipt by the Security Agent of notice from the Facility Agent informing the Security Agent that any Transaction Security has become enforceable and directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of this Agreement, any Transaction Security Document and/or any other Finance Document, the Security Agent may take or refrain from taking such action as in its sole discretion it thinks fit to enforce the Transaction Security.

(g)
Each Secured Party irrevocably authorises the Security Agent to exercise the rights and powers and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities or discretions.

(h)
The Security Agent may if it receives any instructions or directions from Agent or the Majority Lenders (as applicable) to take any action in relation to any Transaction Security, assume that all applicable conditions under the Transaction Security Documents for taking that action have been satisfied.

(i)	Notwithstanding anything to the contrary expressed or implied in any Finance Document the Security Agent shall not:

(i)
be obliged to make any enquiry as to any default by any Obligor in the performance or observance of any provision of any of the Transaction Security Documents or as to whether any event or circumstance has occurred as a result of which any Transaction Security shall have or may become enforceable;

(ii)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(iii)
be liable to any of the Secured Parties for any action taken or omitted under or in connection with any of the Transaction Security Documents unless caused by its fraud, gross negligence or wilful misconduct;

(iv)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor; or

(v)	be obliged to take any action in relation to enforcing or perfecting any Security over any shares in a company registered or incorporated with unlimited liability.

(j)	Unless caused directly by its fraud or wilful misconduct, the Security Agent shall not accept responsibility or be liable for:

(i)
any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Transaction Security Documents or any Transaction Security or otherwise, whether in accordance with instructions from the Secured Parties or otherwise;

(ii)
the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Transaction Security Documents, any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection therewith; or

(iii)	any shortfall which arises on the enforcement of any Transaction Security,

and each of the Secured Parties agrees that it will not assert or seek to assert against any officer, employee or agent of the Security Agent any claim it might have against any of them in respect of the matters referred to in this paragraph 1(j).  Any third party referred to in this paragraph 1(j) may enjoy the benefit of, or enforce the terms of, this paragraph 1(j) in accordance with the provisions of the Third Parties Act.

(k)	The Security Agent shall not be liable for any failure to:

(i)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(ii)
obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Transaction Security Documents or the Transaction Security;

(iii)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Transaction Security Documents or of any Transaction Security;

(iv)
take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render any Encumbrance created under and/or pursuant to the Transaction Security Documents effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(v)	require any further assurances in relation to any of the Transaction Security Documents.

(l)
The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Transaction Security Documents.  The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.  Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

(m)
The Security Agent shall, acting reasonably, be at liberty to place (at the cost of the Obligors) any of the Transaction Security Documents and any other documents or deeds relating to any Transaction Security in any safe custody selected by the Security Agent (acting reasonably) or with any financial institution, any company whose business includes the safe custody of documents or any firm of lawyers of good repute and the Security Agent shall not be responsible for, or required to insure against, any loss incurred in connection with that deposit.

(n)
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, such right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

(o)
The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law.

(p)
In acting as agent and/or trustee (as the case may be) for the Secured Parties, the Security Agent shall be regarded as acting through its agency and/or trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent’s agency and/or trustee division.

(q)
Any opinion, advice or information on which the Security Agent relies or intends to rely may be sent or communicated by letter, telex message, facsimile transmission, telephone or any other means.  The Security Agent shall not be liable for acting on any opinion, advice or information which is so conveyed, even if the opinion, advice or information contains some error or is not authentic.

(r)
The Security Agent may accept deposits from, lend money to or provide advisory or other services to or engage in any kind of banking or other business with any Party or a Subsidiary or associated company of any of them and may do so without any obligation to account to or disclose any such arrangements to any person, whether or not it may or does lead to a conflict with the interests of any other Party to this Agreement.  Similarly, the Security Agent may undertake business with or for third parties even though it may lead to a conflict with the interests of any Party to this Agreement.

(s)
The Security Agent may exercise any of its rights, powers, authorities and discretions and perform any of its obligations under this Agreement or any of the Transaction Security Documents through its employees or through paid or unpaid agents, which may be corporations, partnerships or individuals (whether or not lawyers or other professional persons), and shall not be responsible for any misconduct or omission on the part of, or be bound to supervise the proceedings or acts of, any such employee or agent.  Any such agent which is engaged in any profession or business shall be entitled to charge and be paid all usual fees, expenses and other charges for its services.

(t)
The Security Agent may at any time and from time to time delegate, whether by power of attorney or otherwise, to any persons all or any of its rights, powers, authorities and discretions and the rights, powers, authorities and discretions which are for the time being exercisable by the Security Agent under any of the Transaction Security Documents.  Any such delegation may be made upon such terms and conditions (including the power to sub delegate with the consent of the Security Agent) as the Security Agent may think fit.  The Security Agent shall not be in any way liable or responsible to any Party or any other person for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub delegate.

(u)
The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (a) if it considers such appointment to be in the interests of the Secured Parties or (b) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (c) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Facility Agent of any such appointment.  Any person so appointed (subject to the terms of this Agreement) shall have such rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and such duties and obligations as are conferred or imposed by the instrument of appointment.  The remuneration the Security Agent may pay to any such person, and any costs and expenses incurred by such person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(v)
The Security Agent and every Receiver, Delegate, sub delegate, attorney, agent or other person appointed under this Agreement or any of the Transaction Security Documents may indemnify itself out of the Charged Property against all proceedings, claims and demands which may be made or taken against it and all costs, charges, damages, expenses and liabilities which it may suffer or incur unless suffered or incurred by reason of its own gross negligence or wilful misconduct.

(w)
The Security Agent shall not have any duty to ensure that any payment or other financial benefit in respect of any of the Charged Property is duly and punctually paid, received or collected as and when the same becomes due and payable or to procure that the correct amounts (if any) are paid or received or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accrued or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on, or in respect of or in substitution for any of the Charged Property.

(x)	Any consent given by the Security Agent for the purposes of this Agreement may be given on such terms and subject to such conditions (if any) as the Security Agent may require.

(y)
Nothing contained in this Agreement shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of any right, power, authority or discretion hereunder if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(z)
The Security Agent, as between itself and the other Parties, shall have full power to determine all questions and doubts arising in relation to the provisions of this Schedule or any Transaction Security Document and any such determination shall in the absence of manifest error, be conclusive and binding on the Parties.

(aa)
Nothing in this Agreement (other than express terms to the contrary in this Agreement) shall limit the ability of the Security Agent to exercise any rights, powers and discretions it may have in its capacity as a Secured Party.

2.            APPLICATION OF PROCEEDS

2.1           Order of Application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent as agent and trustee to apply them promptly to the extent permitted by applicable law, in the following order of priority:

(a)
first, in or towards payment of amounts payable (including interest thereon provided for under any of the Finance Documents) to the Security Agent, any Receiver and/or any Delegate (in each case, including any receiver, administrator, delegate, adviser, agent or co-trustee appointed by any of them) under any of the Finance Documents;

(b)
second, in or towards payment of unpaid costs and expenses incurred by or on behalf of any of the Finance Parties (other than the Security Agent) in connection with the realisation or enforcement of the Transaction Security;

(c)
third, in payment to the Facility Agent (for itself and the other Finance Parties) for application pro rata in the same order of priority between all of the Secured Parties, in and towards discharge of each unpaid and outstanding obligation, sum or liability of the Obligors, any member of the Parent Group or any one of more of them to any Finance Party under or in connection with any of the Finance Documents (whether in respect of principal, interest or any other sum and including any amount which would constitute such a liability but for any discharge, non-provability, unenforceability or non-allowability of the same in insolvency or other proceedings);

(d)
fourth, if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment of the balance, if any, to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(e)	fifth, the balance, if any, in payment to the relevant Obligor,

and pending such application, once received by the Security Agent, such amounts shall be held on trust by the Security Agent for the persons entitled in them.

2.2	Investment of Proceeds

Prior to the application of the proceeds of the applicable Transaction Security in accordance with paragraph 2.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) for so long as the Security Agent shall think fit (acting reasonably) (the interest being credited to the relevant account) pending the application from time to time of those monies in accordance with the provisions of this Paragraph 2 (Application of Proceeds).

2.3	Currency Conversion

For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

2.4	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet, and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise), which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any Finance Document or otherwise (other than in connection with its remuneration for performing its duties under the Finance Documents).

2.5	Discharge of Secured Obligations

Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Facility Agent (on behalf of the Secured Parties) and any payment so made shall be a good discharge to the extent of such payment, to the Security Agent.

2.6	Clawback

(a)
If any Secured Party has received an amount as a result of the enforcement of any Transaction Security and the Security Agent on its behalf is subsequently required to pay that amount (a “Clawback Amount”) to a liquidator (or any other party) pursuant to a court order, that Secured Party will immediately pay an amount equal to such Clawback Amount to the Security Agent for payment to the liquidator (or other relevant party).

(b)
Each Secured Party that has received a Clawback Amount shall indemnify the Security Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Security Agent may incur with respect to that Clawback Amount otherwise than by reason of the Security Agent’s own gross negligence or wilful misconduct.

2.7	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any Finance Document, should have been paid to the Security Agent, that sum shall (to the extent legally possible) be held by that Obligor on trust for the Secured Parties and shall promptly be paid to the Security Agent for application in accordance with this Paragraph 2 (Application of Proceeds).

2.8	Non cash Distributions

If the Security Agent receives any distribution otherwise than in cash in respect of any of the Secured Obligations, the Security Agent may realise such distributions as it sees fit and shall apply the proceeds of such realisation in accordance with paragraph 2.1 (Order of Application).

2.9	Certificates

The Security Agent may (in the absence of manifest error) rely on any certificate made or given by the Facility Agent as to the existence and amount of any Secured Obligation.

2.10	Preservation of Liabilities

  None of the Secured Obligations shall be deemed reduced:

(a)
by the receipt of any amount by any Finance Party, if and to the extent that, by virtue of the operation of this Agreement, such amount is required to be paid over to (and pending such payment held upon trust for) the Security Agent for application and distribution pursuant to the terms hereof; or

(b)	by the receipt of any amount by the Security Agent pursuant to the terms of this Agreement for application pursuant to the terms hereof,

unless and until such amount is actually applied and distributed by the Security Agent pursuant to and in accordance with  Paragraph 2.1 (Order of Application).

2.11	Obligors’ Waiver

Each of the Obligors hereby waives, to the fullest extent permitted under applicable law, all rights it may otherwise have to require that any Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of any Transaction Security or any other encumbrance, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied other than in accordance with this Agreement.

3.	ENFORCEMENT OF SECURITY

3.1	The Security Agent shall act in relation to the Transaction Security Documents in accordance with the instructions of the Majority Lenders.

3.2
A Finance Party shall not be responsible to any other Finance Party with respect to any instructions given or not given to the Security Agent in relation to or in connection with any of the Transaction Security Documents, provided in each case such Finance Party acts in good faith and in accordance with their obligations under this Agreement and the applicable Finance Documents.

3.3
If any assets are to be sold or otherwise disposed of by or on behalf of the Security Agent (or by an Obligor at the request of the Security Agent), either as a result of the enforcement of the Transaction Security or a disposal by an Obligor after any enforcement action, the Security Agent may (at the cost of the Obligors) release the relevant assets from the Security and may enter into, on behalf of, and without the need for any further consent or authority from, any other Party:

(a)
any release of the Transaction Security or any other claim over that asset (including any claim of contribution or subrogation by any other Obligor) and to issue any certificate of non crystallisation of any floating charge that may, in the absolute discretion of the Security Agent, be considered necessary or desirable;

(b)
if the asset disposed of consists of all of the shares (being shares held by an Obligor) in the share capital of an Obligor or any Holding Company of an Obligor, any release of that Obligor or Holding Company or any of its Subsidiaries from any liabilities it may have to any Finance Party or other Obligor, whether actual or contingent, in its capacity as a guarantor or borrower; or

(c)
if the asset disposed of consists of all of the shares in the share capital of an Obligor or any holding company of that Obligor and if the Security Agent wishes to sell, transfer, assign or otherwise dispose of any intercompany loans, receivables or other liabilities owed by or to that Obligor, any agreement to dispose of all or any part of those intercompany loans, receivables or other liabilities on behalf of the relevant Finance Party and Obligors (with the proceeds thereof being applied as if they were the proceeds of enforcement of the Transaction Security).

3.4
Each Finance Party hereby undertakes in favour of the Security Agent to execute any releases or other documents and take any action which the Security Agent may reasonably require in order to give effect to the provisions of this Paragraph 3 (Enforcement of Security), provided that any such release, document or action shall be without representation or warranty from, or recourse to, any other Finance Party.

3.5
The release of any member of the Parent Group as contemplated in this Paragraph 3 (Enforcement of Security) will not affect or otherwise reduce the obligations and/or liabilities of any other member of the Parent Group to any of the Finance Parties.

4.	AMENDMENTS TO TRANSACTION SECURITY DOCUMENTS

4.1	Any provision of a Transaction Security Document may be amended or waived by the written agreement of the relevant Obligor(s) and the Security Agent (acting pursuant to Paragraph 4.2 below).

4.2
In agreeing to amend, release or waive the provisions of any Transaction Security Document, the Security Agent shall act (unless otherwise provided in this Agreement) in accordance with the instructions of:

(i)	each Lender affected thereby, if within the circumstances envisaged by Clause 38.2 (Exceptions); or

(ii)	the Majority Lenders.

5.	SECURED PARTIES’ INFORMATION

The Secured Parties shall furnish to the Facility Agent, for transmission to the Security Agent, such information as the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as trustee or agent (as applicable).

6.	WINDING-UP OF TRUST AND PERPETUITY PERIOD

6.1	Winding up of Trust

If the Security Agent, with the approval of the Secured Parties, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties are under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Obligor and/or any member of the Parent Group (as applicable) pursuant to the Finance Documents the trusts set out in this Agreement shall be wound up.  At that time the Security Agent shall (at the Obligor’s cost and expense) release, without recourse or warranty, any Transaction Security then held by it and the rights of the Security Agent under each of the Transaction Security Documents.

6.2	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

7.	CONFLICT WITH TRANSACTION SECURITY DOCUMENTS

If there is any conflict between the provisions of this Agreement and any Transaction Security Documents with regard to instructions to or other matters affecting the Security Agent, this Agreement will prevail.

SIGNATURES

THE BORROWER

CET 21, spol. s r.o.

/s/ Petr Dvorak		/s/ Milan Cimirot

By:	Ing. Petr Dvořák	By:	Milan Cimirot

Title:	Statutory Executive	Title:	Statutory Executive

Address:	Prague 5, Kříženeckého nám. 1078/5, Post Code 152 00, Czech Republic
Attention:	Mr. Milan Cimirot, Statutory Executive
Fax:	+420 233 100 143

With a copy to:

CME Media Services Limited

Address:	Prague 5, Kříženeckého nám. 1078/5, Post Code 152 00, Czech Republic
Attn:	Treasury Department
Fax:	+420 242 466 010

THE ORIGINAL GUARANTORS

Central European Media Enterprises Ltd.

By:	/s/ Charles Frank

Title:	Chief Financial Officer

Address:	Mintflower Place
4th Floor
8 Par-La-Ville Road
Hamilton
Bermuda
Attn:	Assistant Secretary
Fax:	+ 1 441 295 0992

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: Legal Department
Fax: +44 207 127 5801

CME Media Enterprises B.V.

By:	/s/ Alphons van Spaendonck	/s/ Henk van Wijlen

Title:	Managing Director	On behalf of Pan-Invest B.V.
Managing Director

Address:	Dam 5B
1012 JS Amsterdam
The Netherlands
Attn:	Finance Officer
Fax:	+312 042 31404

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: Legal Department
Fax: +44 207 127 5801

CME Romania B.V.

By:	/s/ Alphons van Spaendonck	/s/ Henk van Wijlen

Title:	Managing Director	On behalf of Pan-Invest B.V.
Managing Director

Address:	Dam 5B
1012 JS Amsterdam
The Netherlands
Attn:	Finance Officer
Fax:	+312 042 31404

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: Legal Department
Fax: +44 207 127 5801

CME Slovak Holdings B.V.

By:	/s/ Alphons van Spaendonck	/s/ Henk van Wijlen

Title:	Managing Director	On behalf of Pan-Invest B.V.
Managing Director

Address:	Dam 5B
1012 JS Amsterdam
The Netherlands
Attn:	Finance Officer
Fax:	+312 042 31404

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: Legal Department
Fax: +44 207 127 5801

MARKÍZA - SLOVAKIA, spol. s r.o.

/s/ Václav Mika		/s/ Radka Doehring

By:	Václav Mika	By:	Radka Doehring

Title:	Executive	Title:	Executive

Address:	Bratislavská 1/a
843 56 Bratislava – Záhorská Bystrica
Slovak Republic
Attn:	Finance Director
Fax:	+421 2 6595 6829

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: Legal Department
Fax: +44 207 127 5801

THE ARRANGER

ERSTE GROUP BANK AG

/s/ Harold Mueller		/s/ Sergiy Loban

By:	Harald Mueller	By:	Sergiy Loban
Title:	Head of Structuring & Credit Markets	Title:	Senior Manager
Loan Syndication & Corporate Solutions

Address:	Václavské náměstí 16, 110 00 Prague 1, Czech Republic

Fax:	+420 224 402 560

Attention:	Corporate and Acquisition Finance Praha

THE FACILITY AGENT

Česká spořitelna, a.s.

/s/ František Havrda		/s/ Václav Šnýdr

By:	František Havrda	By:	Václav Šnýdr

Title:	Authorised Signatory	Title:	Authorised Signatory

Address:	Prague 6, Evropská 2690/17, Post Code: 160 00, Czech Republic

Fax:	+420 224 641 080

Attention:	Václav Šnýdr/František Havrda

THE SECURITY AGENT

Česká spořitelna, a.s.

/s/ František Havrda		/s/ Václav Šnýdr

By:	František Havrda	By:	Václav Šnýdr

Title:	Authorised Signatory	Title:	Authorised Signatory

Address:	Prague 6, Evropská 2690/17, Post Code: 160 00, Czech Republic

Fax:	+420 224 641 080

Attention:	Václav Šnýdr/František Havrda

THE ORIGINAL LENDERS

Česká spořitelna, a.s.

/s/ František Havrda		/s/ Václav Šnýdr

By:	František Havrda	By:	Václav Šnýdr

Title:	Authorised Signatory	Title:	Authorised Signatory

Address:	Prague 6, Evropská 2690/17, Post Code: 160 00, Czech Republic

Fax:	+420 224 641 080

Attention:	Václav Šnýdr/František Havrda

UniCredit Bank Czech Republic, a.s.

/s/ Petr Hanák		/s/ Jan Nosek

By:	Petr Hanák	By:	Jan Nosek

Title:	proxy	Title:	proxy

Address:	nám. Republiky 3a, 110 00 Praha 1, Czech Republic

Fax:	+420 221 119 115

Attention:	Petr Hanák / Jan Nosek

BNP PARIBAS

/s/ Ali El Amari

By:	Ali El Amari

Title:	Associate

Address:	37, Place du Marché St Honoré, Paris, France

Fax:	33 (01) 42 98 10 65

Attention:	Sandra Sitbon/Ali El Amari